UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Alexza Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALEXZA PHARMACEUTICALS, INC.
2091 Stierlin Court
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 27, 2008

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Alexza”), will be held on May 27, 2008, at 11:00 a.m. local time at the offices of the Company, 2023 Stierlin Court, Mountain View, California 94043 for the following purposes:

1. To elect eight directors of the Company, each to serve until the 2009 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The Company’s Board of Directors intends to present the following nominees for election as directors:

Thomas B. King Hal V. Barron, M.D., FACC Samuel D. Colella Alan D. Frazier	Deepika R. Pakianathan, Ph.D. J. Leighton Read, M.D. Gordon Ringold, Ph.D. Isaac Stein

2. To approve an amendment to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 1,500,000 shares.

3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 2, 2008 as the record date for identifying those stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that day may vote at the annual meeting or any adjournment thereof. In accordance with Delaware law, for 10 days prior to the annual meeting of stockholders, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, California, 94043. The list of stockholders will also be available at the annual meeting.

By Order of the Board of Directors

August J. Moretti
Secretary

Mountain View, California
April 25, 2008

All stockholders are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible so in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS May 27, 2008
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN TO INCREASE THE SHARE RESERVE BY 1,500,000 SHARES
PROPOSAL NO. 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPARISON OF 22 MONTH TOTAL RETURN
Appendix A: Alexza Pharmaceuticals, Inc. 2005 Equity Incentive Plan

ALEXZA PHARMACEUTICALS, INC.
2091 Stierlin Court
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
May 27, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Alexza Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “Alexza”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about April 25, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2008 will be entitled to vote at the annual meeting. On this record date, there were 32,423,543 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2008 your shares were registered directly in your name with the Company’s transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of eight directors;

•	Approve an amendment to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) to increase the aggregate number of shares of common stock authorized for issuance under the 2005 Plan by 1,500,000 shares; and

•	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time, on May 26, 2008 to be counted.

•	To vote on the Internet, go to http://www.proxyvoting.com/alxa to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time, on May 26, 2008 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 2, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all eight nominees for director, “For” the amendment to the 2005 Equity Incentive Plan and “For” ratification of the selection of Ernst & Young LLP. If any other matter is properly presented at the annual meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but we may engage a professional proxy solicitation firm, which will be paid its customary fee, which we estimate will be between $6,000 and $7,000, plus out of pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at 2091 Stierlin Court, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2008, to Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on February 26, 2009 nor earlier than the close of business on January 27, 2009.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.

How many votes are needed to approve each proposal?

•	For the election of directors, the eight nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal No. 2, the amendment to the Company’s 2005 Equity Incentive Plan, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, the ratification of Ernst & Young LLP as the independent registered public accounting firm for the Company for its fiscal year ending December 31, 2008, must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 32,423,543 outstanding and entitled to vote. Thus, the holders of at least 16,211,772 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2008.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting of Stockholders, stockholders will elect members of the Company’s Board of Directors (the “Board”) to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director’s earlier death, resignation or removal. There are eight nominees for election this year. Each such nominee is currently a director of the Company and each such nominee except for Mr. Barron was previously elected by the stockholders. Mr. Barron was appointed to the Board in December 2007 to fill a vacancy on the Board created by the resignation of Ernest Mario, Ph.D. on July 18, 2007.

The size of the Board is presently set at nine members. One member of the Board, Alejandro A. Zaffaroni, M.D., has informed the Company that he will not stand for reelection. The Company plans to reduce the size of the Board to eight members at the Board meeting following the 2008 Annual Meeting of Stockholders. Therefore, proxies cannot be voted for a greater number of persons than the number of nominees set forth below.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the eight nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each person nominated for election has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve.

Current Directors and Nominees

The names of the nominees and certain information about them, including their ages as of April 20, 2008, are set forth below:

		Position Held with		Director
Name of Nominee	Age	Company	Committees	Since

Thomas B. King	53	Director, President and Chief Executive Officer		2003
Hal V. Barron, M.D., FACC	45	Director	Compensation	2007
Samuel D. Colella	68	Director	Compensation (Chair), Corporate Governance and Nominating	2002
Alan D. Frazier	56	Director	Audit and Ethics (Chair)	2002
Deepika R. Pakianathan, Ph.D.	43	Director	Compensation	2004
J. Leighton Read, M.D.	57	Director	Audit and Ethics	2004
Gordon Ringold, Ph.D.	57	Director	Compensation	2001
Isaac Stein	61	Director (Lead)	Audit and Ethics, Corporate Governance and Nominating (Chair)	2001

Thomas B. King has served as our President, Chief Executive Officer and a member of our Board since June 2003. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a biopharmaceutical development company. From January 1994 to February 2001, Mr. King held various senior executive positions, including President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors at Anesta Corporation, a publicly traded pharmaceutical company, until it was acquired by Cephalon, Inc., a publicly traded biopharmaceutical company. Mr. King received an M.B.A. from the University of Kansas and a B.A. in chemistry from McPherson College.

Hal V. Barron, M.D., FACC has served as a member of our Board since December 2007. Since December 2003, Dr. Barron has served as Senior Vice President of Development and as Chief Medical Officer since March 2004 at

Genentech, Inc., a publicly traded biotechnology company. Dr. Barron joined Genentech in 1996 as a clinical scientist and in 2002 he was promoted to Vice President of Medical Affairs. Dr. Barron’s academic positions include Associate Adjunct Professor of Epidemiology and Biostatistics and Associate Clinical Professor of Medicine/Cardiology at the University of California, San Francisco. Dr. Barron received his B.S. in physics from Washington University in St. Louis, his M.D. from Yale University and completed his training in medicine and cardiology at the University of California San Francisco.

Samuel D. Colella has served as a member of our Board since September 2002. In 1999, Mr. Colella co-founded Versant Ventures, a venture capital firm, and has served as a managing member since its formation. Prior to founding Versant Ventures, Mr. Colella has served as general partner of Institutional Venture Partners, a venture capital firm, since 1984. Mr. Colella is a member of the board of directors of Genomic Health, Inc., a publicly traded molecular diagnostics company, Jazz Pharmaceuticals, Inc., a publicly traded pharmaceutical medicine company, and various private companies. Mr. Colella received an M.B.A. from Stanford University and a B.S. in business and engineering from the University of Pittsburgh.

Alan D. Frazier has served as a member of our Board since September 2002. In 1991, Mr. Frazier founded Frazier Healthcare Ventures, a venture capital firm, and has served as the managing principal since its inception. From 1983 to 1991, Mr. Frazier served as Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a publicly traded biopharmaceutical company. From 1980 to 1983, Mr. Frazier was a principal in the audit department of Arthur Young & Company, which is now Ernst & Young LLP. Mr. Frazier is a member of the board of directors of Cadence Pharmaceuticals, Inc., a publicly traded pharmaceutical company, and various privately held biopharmaceutical companies. Mr. Frazier received a B.A. in economics from the University of Washington.

Deepika R. Pakianathan, Ph.D. has served as a member of our Board since November 2004. Since 2001, Dr. Pakianathan has served as a general partner at Delphi Ventures, a venture capital firm focusing on healthcare investments. From 1998 to 2001, Dr. Pakianathan was a senior biotechnology banker at JPMorgan. Prior to joining JP Morgan, Dr. Pakianathan was a research analyst at Genesis Merchant Group, a private investment partnership, from 1997 to 1998 and a post-doctoral scientist at Genentech, Inc. from 1993 to 1997. Dr. Pakianathan is a director of various private healthcare companies. Dr. Pakianathan received a Ph.D. in immunology and an M.S. in biology from Wake Forest University, and an M.Sc. in biophysics and a B.Sc from the University of Bombay.

J. Leighton Read, M.D. has served as a member of our Board since November 2004. Since 2001, Dr. Read has served as a general partner of Alloy Ventures, a venture capital firm. Dr. Read founded Aviron, a biopharmaceutical company, and served as its Chief Executive Officer until 1999. In 1989, Dr. Read co-founded Affymax NV, a biopharmaceutical company. Dr. Read is a member of the board of directors of various private companies. Dr. Read has received several awards for co-inventing the technology underlying the Affymetrix GeneChip. Dr. Read received an M.D. from the University of Texas Health Science Center at San Antonio and a B.S. in psychology and biology from Rice University.

Gordon Ringold, Ph.D. has served as a member of our Board since June 2001. Since March 2000, Dr. Ringold has served as Chairman and Chief Executive Officer of Alavita, Inc. From March 1995 to February 2000, Dr. Ringold served as Chief Executive Officer and Scientific Director of Affymax Research Institute where he managed the development of novel technologies to accelerate the pace of drug discovery. Dr. Ringold is also a member of the board of directors of Maxygen, Inc., a publicly traded biopharmaceutical company, and Oxonica plc, a publicly traded nanotechnology company. Dr. Ringold received a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Dr. Ringold also received a B.S. in biology from the University of California, Santa Cruz.

Isaac Stein has served as a member of our Board since June 2001. Since November 1982, Mr. Stein has been President of Waverley Associates, Inc., a private investment firm. He is also the emeritus Chairman of the Board of Trustees of Stanford University and is the Chairman of the board of directors of Maxygen, Inc. Mr. Stein is also a director of American Balanced Fund, Inc. and The Income Fund of America, Inc., each a publicly traded investment company. Mr. Stein received an M.B.A. and J.D. from Stanford University and a B.A. in mathematical economics from Colgate University.

Our officers are appointed by and serve at the discretion of our Board. There are no family relationships between our directors and officers.

Required Vote

The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the Nasdaq Global Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Barron, Mr. Colella, Mr. Frazier, Dr. Pakianathan, Dr. Read, Dr. Ringold, Mr. Stein, and Dr. Zaffaroni. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. King, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board met eight (8) times during 2007 and acted by unanimous written consent three (3) times. All directors attended more than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board with the exception of Dr. Barron, who was elected to the Board in December 2007 and attended all meeting for which he was a director.

As required under applicable Nasdaq listing standards, in fiscal 2007, the Company’s independentdirectors met four (4) times in regularly scheduled executive sessions at which only independent directors were present. The Lead Director presided over such sessions.

Information Regarding Committees of the Board of Directors

Standing committees of the Board include an Audit and Ethics Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit and Ethics Committee

The Audit and Ethics Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company, and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company. Specifically, the Audit and Ethics Committee (i) is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm; (ii) reviews, prior to publication, the Company’s annual financial statements with management and the Company’s independent registered public accounting firm; (iii) reviews with the Company’s independent registered public accounting firm the scope, procedures and timing of the annual audits; (iv) reviews the Company’s accounting and financial reporting principles and practices; (v) reviews the adequacy and effectiveness of the Company’s internal accounting controls; (vi) reviews the scope of other auditing services to be performed by the independent registered public accounting firm; (vii) reviews the independence and effectiveness of the Company’s independent registered public accounting firm and their significant relationships with the Company; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit and Ethics Committee charter on an annual basis; (x) reviews with management and the Company’s independent registered public accounting firm quarterly financial results, and the results of any significant matters identified as a result of the independent registered accounting firm’s review procedures, prior to filing any Form 10-Q; and (xi) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Audit and Ethics Committee deems appropriate.

During 2007, the Company’s Audit and Ethics Committee met six (6) times and acted by unanimous written consent two (2) times. The Audit and Ethics Committee was comprised of Alan D. Frazier (Chairman), J. Leighton Read, M.D. and Isaac Stein. The Audit and Ethics Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Mr. Frazier joined the Audit and Ethics Committee and became its Chairman upon its formation on September 20, 2002. The Board has determined that Mr. Frazier is an “audit committee financial expert” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit and Ethics Committee are “independent” as defined under the Exchange Act and the listing standards of Nasdaq.

The Board has adopted an Audit and Ethics Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Report of the Audit and Ethics Committee of the Board of Directors*(

The Audit and Ethics Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal controls.

The Audit and Ethics Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year end December 31, 2007 with management of the Company. The Audit and Ethics Committee has discussed significant accounting policies applied by the Company in its consolidated financial statements, as well as alternative treatments. Management represented to the Audit and Ethics Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit and Ethics Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit and Ethics Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

In addition, the Audit and Ethics Committee has discussed with the independent registered public accounting firm the accountant’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T. The Audit and Ethics Committee has received the letter from the independent registered public accounting firm required therein. The Audit and Ethics Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

(     * The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission (the “SEC”) and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit and Ethics Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit and Ethics Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit and Ethics Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit and Ethics Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit and Ethics Committee recommended to the Board that, and the Board has approved, the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Board has also approved, subject to stockholder ratification, the Audit and Ethics Committee’s selection of the Company’s independent registered public accounting firm.

AUDIT AND ETHICS COMMITTEE

Alan D. Frazier (Chairman)
J. Leighton Read, M.D.
Isaac Stein

Compensation Committee

The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate goals and objectives relevant to the compensation of the Company’s executive officers, the weighting of corporate and individual performance relating to compensation and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service of the Company’s President and Chief Executive Officer and the other executive officers including all forms of salary paid to executive officers of the Company and the grant of all forms of bonus and stock compensation provided to executive officers of the Company; and

•	administration of the Company’s equity compensation plans and other similar plans and programs.

Commencing in 2007, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis and to consider whether to recommend that it be included in proxy statements and other filings.

The Compensation Committee is appointed by our Board and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent directors” for purposes of the Nasdaq listing standards. Our Compensation Committee is comprised of Samuel D. Colella (Chair), Hal Barron, M.D., FACC., Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D. During 2007, the Company’s Compensation Committee met three (3) times.

The Compensation Committee reviews and recommends to our Board an executive officer compensation program intended to link compensation with our compensation philosophy. The Compensation Committee annually reviews our executive officers’ compensation to determine whether it provides adequate incentives. The Compensation Committee’s most recent review occurred in October 2007. The Board has adopted a Compensation Committee Charter, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

For more information about our Compensation Committee and our compensation program, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

Isaac Stein (Chairman), Samuel D. Colella and Alejandro A. Zaffaroni, M.D. are the current members of the Company’s Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met four (4) times during 2007. The Board has determined that all members of the Corporate Governance and Nominating Committee are “independent” as defined under the Exchange Act and the listing standards of Nasdaq.

The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board (including those proposed by stockholders) and makes recommendations to the Board on potential Board members (whether created by vacancies or as part of the annual election cycle). The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting.

In evaluating the suitability of individuals for Board membership or continued Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded pharmaceutical company; the individual’s understanding of the Company’s business; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the Company and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or product development experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees.

From time to time, the Corporate Governance and Nominating Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must timely submit a written notice to the Corporate Secretary of the Company, whose address is 2091 Stierlin Court, Mountain View, CA 94043. The Company’s Bylaws, as amended (the “Bylaws”), set forth the procedures a stockholder must follow to nominate directors. For a stockholder to nominate a candidate for director at the 2009 Annual Meeting of Stockholders, notice of the nomination must be received by the Company prior to February 26, 2009. The notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including the consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected). The Corporate Governance and Nominating Committee will consider any nominee properly presented by a stockholder, and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. Copies of the Company’s Bylaws may be obtained by writing to the Corporate Secretary at the above address.

In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management and considers conflicts of interest involving executive officers or Board members. Stockholders wishing to submit recommendations for our 2009 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee, in care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described in the Section entitled “Stockholder Proposals” below.

The Board has adopted a Corporate Governance and Nominating Committee, which is available on our website at www.alexza.com in the “Investor Relations — Corporate Governance” section.

Stockholder Communications With the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or any Chair of any such committee by U.S. mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. Such correspondence should be sent c/o Corporate Secretary, Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, CA 94043.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Director Attendance at Annual Meeting

The Company encourages all directors to attend each annual meeting of stockholders. In furtherance of this policy and to maximize the attendance of directors at annual meetings, the Company generally schedules annual meetings of stockholders on the same day, and in the same location, as a regularly scheduled meeting of the Board. All of the directors attended the 2007 Annual Meeting of Stockholders.

Compensation Committee Interlock and Insider Participation

For the fiscal year ended December 31, 2007, members of the Company’s Compensation Committee consisted of Samuel D. Colella (Chairman), Hal Barron, M.D., FACC, Deepika R. Pakianathan, Ph.D. and Gordon Ringold, Ph.D., none of whom is currently, or has ever been at any time since the Company’s formation, one of the Company’s officers or employees. In addition, none of our executive officers has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Code of Ethics

The Company has adopted the Alexza Pharmaceuticals, Inc. Code of Business Conduct for Employees, Executive Officers and Directors (the “Code of Conduct”), which applies to all directors and employees, including executive officers, including, without limitation, the Company’s principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct is filed as an exhibit on the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT TO
THE 2005 EQUITY INCENTIVE PLAN TO INCREASE
THE SHARE RESERVE BY 1,500,000 SHARES

In December 2005, our Board adopted, and our stockholders subsequently approved, our 2005 Equity Incentive Plan (the “2005 Plan”), which is an amendment and restatement of our 2001 Equity Incentive Plan and our 2002 Equity Incentive Plan. There were 2,992,287 shares of our common stock initially reserved for issuance under the 2005 Plan. Pursuant to the terms of the 2005 Plan, unless otherwise determined by the Board, the number of shares of common stock available for issuance under the 2005 Plan automatically increases on January 1st of each year commencing in 2007 and ending on (and including) January 1, 2015, in an amount equal to the lesser of (i) 2.0% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (ii) 1,000,000 shares of common stock (the “Evergreen Provision”). Pursuant to the Evergreen Provision, as of March 31, 2008 we had reserved a total of 4,091,430 shares of our common stock for issuance under the 2005 Plan.

As of March 31, 2008, awards (net of canceled or expired awards) covering an aggregate of 3,450,386 shares of common stock had been granted under the 2005 Plan. Only 641,044 shares of common stock (plus any shares that might in the future be returned to the 2005 Plan as a result of termination or expiration of awards or added to the 2005 Plan pursuant to the Evergreen Provision) remained available for future grant under the 2005 Plan.

In February 2008, our Board approved an amendment to the 2005 Plan, subject to stockholder approval, to increase the number of shares authorized for issuance under the 2005 Plan by an additional 1,500,000 shares to an aggregate total of 5,591,430 shares (not including any shares that might in the future be added pursuant to the Evergreen Provision).

Our Board adopted this amendment to ensure that we can continue to grant stock options and other stock awards under the 2005 Plan at levels determined appropriate by our Board and the Compensation Committee. We believe that our ability to continue to provide employees with attractive equity-based incentives is critical in allowing us to attract and retain qualified individuals. We believe the grant of stock options encourages employees to build long-term stockholder value.

Stockholders are requested in this Proposal 2 to approve the 2005 Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2008 Annual Meeting of Stockholders will be required to approve the 2005 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on this matter and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. A copy of the 2005 Plan, as amended, is appended to this proxy statement as Appendix A.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

2005 Equity Incentive Plan

The essential features of the 2005 Plan, as currently in effect, are outlined below:

General.  The 2005 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other stock awards, which may be granted to employees, including officers, and to non-employee directors and consultants. Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2005 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of awards.

Administration.  Our Board or an authorized committee, referred to herein as the plan administrator, has the authority to construe and interpret the 2005 Plan and stock awards granted under it as well as to determine:

•	the grant recipients;

•	the grant dates;

•	the number of shares subject to the award;

•	the exercisability and vesting of the award;

•	the exercise price;

•	the type of consideration payable upon exercise; and

•	the other terms of the award.

Subject to the limitations, if any, of applicable law, and stockholder approval when necessary, the plan administrator also has the power to amend the 2005 Plan or a stock award granted under the 2005 Plan, provided however, that the rights under any stock award will not be impaired by any such amendment unless the Company obtains written consent from the affected participant. The plan administrator may also suspend or terminate the 2005 Plan at any time.

Stock Subject to the 2005 Plan.  Pursuant to the terms of the 2005 Plan, unless otherwise determined by the Board, the number of shares of common stock available for issuance under the 2005 Plan will automatically increase on January 1st of each year commencing in 2007 and ending on (and including) January 1, 2015, in an amount equal to the lesser of (i) 2.0% of the total number of shares of common stock outstanding on December 31st of the preceding calendar year, or (ii) 1,000,000 shares of common stock. As of March 31, 2008 we had reserved a total of 4,091,430 shares of our common stock for issuance under the 2005 Plan.

Stock Awards Granted.  As of March 31, 2008, awards (net of canceled or expired awards) covering an aggregate of 3,450,386 shares of common stock had been granted under the 2005 Plan. Only 641,044 shares of common stock (plus any shares that might in the future be returned to the 2005 Plan as a result of termination or expiration of awards or added to the 2005 Plan pursuant to the Evergreen Provision) remained available for future grant under the 2005 Plan.

Stock Options.  Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2005 Plan and applicable law, provided that the exercise price of an incentive stock option or a nonstatutory stock option cannot be less than 100% of the fair market value of our common stock on the date of grant, unless granted pursuant to an assumption or substitution for another option in connection with a merger or acquisition. As of April 11, 2008, the closing price of the our common stock as reported on the Nasdaq Global Market was $6.43 per share.

Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless the following conditions are satisfied: the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the incentive stock option does not exceed five years from the date of grant.

Options granted under the 2005 Plan will vest at the rate specified by the plan administrator. Generally, the plan administrator determines the term of stock options granted under the 2005 Plan, up to a term of ten years, except in the case of certain incentive stock options, as described below. If an optionholder’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionholder may exercise any vested options for a period of three months from cessation of service, unless the terms of the stock option agreement provide for a longer or shorter period. If an optionholder’s service relationship with us, or any of our affiliates, ceases due to disability, the optionholder may exercise any vested options for a period of 12 months from cessation of service, unless the terms of the stock option agreement provide for a longer or shorter period. If an optionholder’s service relationship with us, or any of our affiliates, ceases due to death, or the optionholder dies during the post-termination exercise period for a termination for a reason other than death, the optionholder’s beneficiary (or a person who acquired the right to exercise the option by bequest or inheritance) may exercise any vested options for a period of 18 months following the date of death, unless the terms of the stock option agreement provide for a longer or shorter period. In no event, however, may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include cash, common stock previously owned by the optionholder, a broker assisted cashless exercise, a net exercise of the option and other legal consideration approved by the plan administrator. Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution unless, in the case of nonstatutory stock options, the stock option agreement provides otherwise. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Stock Purchase Awards.  Any stock purchase awards will be granted pursuant to stock purchase award agreements. The purchase price for stock purchase awards must be at least the par value of our common stock. The purchase price for a stock purchase award may be payable in cash or the recipient’s past services performed for us, or may be paid pursuant to a deferred payment or similar arrangement or in any other form of legal consideration. Shares of common stock acquired under a stock purchase award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a stock purchase award may be transferred only upon the terms and conditions set by the plan administrator.

Stock Bonus Awards.  Any stock bonus awards will be granted pursuant to stock bonus award agreements. A stock bonus award may be granted in consideration for the recipient’s past services performed for us or our affiliates or for any other form of legal consideration acceptable to our board of directors. Shares of common stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a stock bonus award may be transferred only upon the terms and conditions set by the plan administrator.

Stock Unit Awards.  Any stock unit awards will be granted pursuant to stock unit award agreements. The plan administrator determines the consideration, if any, to be paid by the recipient at the time of grant. Payment of any purchase price may be made in any form permitted under applicable law; however, we may settle a payment due to a recipient of a stock unit award by cash, by delivery of shares of common stock, or by a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration determined by the plan administrator and set forth in the stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a stock unit award. Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights.  Any stock appreciation rights will be granted pursuant to stock appreciation right agreements. The plan administrator determines the strike price for a stock appreciation right. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (1) the difference between the per share fair market value of the common stock on the date of exercise and the exercise price and (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2005 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2005 Plan. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or his or her beneficiary, may exercise any vested stock appreciation right for three months, or such longer or shorter period specified in the stock appreciation right agreement, after the date the service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance Stock Awards.  The plan administrator may grant a stock award that is granted, vests or may be exercised based upon service conditions, upon the attainment of certain specified goals within a specified period, or both, all as may be determined by the plan administrator in its sole discretion. The maximum benefit to be received by any individual in any calendar year attributable to performance stock awards shall not exceed the value of 500,000 shares of our common stock.

Other Equity Awards.  The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with those awards.

Changes to Capital Structure.  In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split, the number of shares reserved under the 2005 Plan and the numbers of shares and exercise prices or strike prices, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions.  In the event of certain significant corporate transactions, all outstanding stock awards under the 2005 Plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity, or its parent company, elects not to assume, continue or substitute for these stock awards, then (1) with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of the stock awards will be accelerated in full and the awards will be terminated if not exercised prior to the effective date of the corporate transaction and (2) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. Other stock awards such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity, or its parent company, in the corporate transaction. If repurchase rights are not assigned, then the stock awards will become fully vested.

Changes of Control.  Our board of directors has the discretion to provide that a stock award under the 2005 Plan will immediately vest as to all or any portion of the shares subject to the stock award (1) immediately upon the occurrence of certain specified change of control transactions, whether or not the stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (2) in the event a participant’s service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change of control transactions. Stock awards held by participants under the 2005 Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

Plan Termination.  The 2005 Plan will terminate in December 2015 unless our board of directors terminates it sooner.

Federal Income Tax Information

Incentive Stock Options.  Incentive stock options under the 2005 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the

Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options, Stock Purchase Awards and Stock Bonuses.  Nonstatutory stock options, stock purchase awards and stock bonuses granted under the 2005 Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the participant.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the award is approved by stockholders.

Stock purchase awards and stock bonus awards will qualify as performance-based compensation under the Treasury Regulations only if (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal).

New Plan Benefits

Awards are granted under the 2005 Plan in the discretion of the Board. Accordingly, it is not possible to determine the number, name or positions of persons who will benefit from the Plan amendment, if it is approved by stockholders, or the terms of any such benefits.

OTHER EQUITY COMPENSATION PLANS

2005 Non-Employee Directors Stock Option Plan.  In December 2005, our Board adopted the 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and authorized for issuance thereunder 250,000 shares of common stock. The Directors’ Plan became effective immediately upon the closing of our initial public offering on March 8, 2006. The Directors’ Plan provides for the automatic grant of nonstatutory stock options to purchase shares of common stock to our non-employee directors, which vest over four years and have a term of 10 years. The Directors’ Plan provides for an annual reserve increase to be added on the first day of each fiscal year, commencing on January 1, 2007 and ending on January 1, 2015. The annual reserve increases will be equal to the number of shares subject to options granted during the preceding fiscal year less the number of shares that revert back to the share reserve during the preceding fiscal year. Our Board has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased prior to the last day of any calendar year.

2005 Employee Stock Purchase Plan In December 2005, our Board adopted the 2005 Employee Stock Purchase Plan (the “ESPP”) and authorized for issuance thereunder 500,000 shares of common stock. The ESPP allows eligible employee participants to purchase shares of the our common stock at a discount through payroll deductions. The ESPP consists of a fixed offering period, generally twenty-four months with four purchase periods within each offering period. Purchases are generally made on the last trading day of each October and April. Employees purchase shares at each purchase date at 85% of the market value of our common stock on their enrollment date or the end of the purchase period, whichever price is lower. The Company issued 205,870 shares at a weighted average price of $6.83 per share in 2007 and issued 131,682 shares at a price of $6.80 per share in 2006.

The ESPP provides for annual reserve increases on the first day of each fiscal year commencing on January 1, 2007 and ending on January 1, 2015. The annual reserve increases will be equal to the lesser of (i) 1% of the total number of shares of the Company’s common stock outstanding on December 31 of the preceding calendar year, or (ii) 250,000 shares of common stock. The Company’s Board has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased prior to the last day of any calendar year. On January 1, 2007 an additional 238,193 shares were reserved for issuance under this provision. At December 31, 2007, 400,641 shares are available for issuance under the ESPP. On January 1, 2008 an additional 250,000 shares were reserved for issuance under the ESPP.

Securities Authorized for Issuance Under Equity Compensation Plans

We maintain the 2005 Plan, the Directors’ Plan and the ESPP, pursuant to which we may grant equity awards to eligible persons.

The following table gives information about equity awards under our 2005 Plan, Directors’ Plan, and ESPP as of December 31, 2007.

	(a)	(b)	(c)
	Number of Securities	Weighted-Average	Number of Securities Remaining
	to be Issued Upon	Exercise Price of	Available for Future Issuance
	Exercise of	Outstanding	Under Equity Compensation
	Outstanding Options,	Options, Warrants	Plans (Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	3,299,989	$6.38	739,891	(1)(2)
Equity compensation plans not approved by security holders	—	—	—
Total	3,299,989	$6.38	739,891

(1)	The 2005 Plan incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the 2005 Plan will increase by a number equal to the lesser of (i) 1,000,000 shares, (ii) 2% of the outstanding shares on December 31 of the preceding calendar year, or (iii) an amount determined by our Board.

The Directors’ Plan incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the Director’s Plan will increase by the number of shares subject to options granted during the preceding calendar year less the number of shares that revert back to the share reserve during the preceding calendar year.

The ESPP incorporates an evergreen formula pursuant to which on each January 1, the aggregate number of shares reserved for issuance under the ESPP will increase by a number equal to the lesser of (i) 250,000 shares, (ii) 1% of the outstanding shares on December 31 of the preceding calendar year, or (iii) an amount determined by our Board.

(2)	Of these shares, 400,641 shares remain available for purchase under the ESPP.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Ethics Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. The Company is submitting the Audit and Ethics Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the 2008 Annual Meeting of Stockholders. Ernst & Young LLP has audited the Company’s consolidated financial statements since inception. The Company expects that representatives of Ernst & Young LLP will be present at the 2008 Annual Meeting of Stockholders, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Required Vote

Neither the Company’s Bylaws nor any other governing document or law requires that the stockholders ratify the selection of Ernst &Young LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit and Ethics Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit and Ethics Committee in its discretion may change the appointment at any time during the year if the Audit and Ethics Committee determines that such a change would be in the best interests of the Company and its stockholders.

If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Principle Accountant Fees and Services

In connection with the audit of the 2007 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following table presents aggregate fees billed for professional audit services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2007, and December 31, 2006, and aggregate fees billed for other services rendered by Ernst & Young LLP during those periods.

	2007	2006

Audit fees(1)	$688,396	$314,518
Tax fees(2)	39,375	17,050
All other fees(3)	1,325	1,500

Total	$729,096	$333,068

(1)	Audit fees consisted of professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements, review of unaudited interim financial statements included in our quarterly reports on Form 10-Q, consultation regarding financial accounting and reporting standards as well as assistance with and review of our S-3 filing and other documents filed with the SEC.

(2)	Tax fees included income tax return preparation fees and tax advice.

(3)	Other fees consist of subscription fees paid for access to Ernst & Young’s Accounting & Auditing Research Tool and tax planning consultation.

Pre-approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit and Ethics Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit and Ethics Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will discuss with the Audit and Ethics Committee the services expected to be rendered by the independent registered public accounting firm during that year for each of four categories of services.

1. Audit services include audit work performed in the preparation of financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding the proper application of financial accounting and/or reporting standards.

2. Audit related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, tax advice and tax return preparation. The Company retains its independent registered public accounting firm for corporate income tax return preparation.

4. Other services include those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit and Ethics Committee pre-approves all audit and permissible non-audit services to be provided by its independent registered public accounting firm.

The Audit and Ethics Committee pre-approved all audit related, tax and other services rendered in 2007 and did not rely on the waiver of pre-approval requirement provided by paragraph (C)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act.

The Company has discloses all approved non-audit engagements during a quarter in the appropriate quarterly report on Form 10-Q or Annual Report on Form 10-K.

EXECUTIVE OFFICERS

Our executive officers and key employees as of April 2, 2008, are as follows:

Name	Age	Position

Thomas B. King	53	President, Chief Executive Officer and Director
James V. Cassella, Ph.D.	53	Senior Vice President, Research and Development
August J. Moretti	57	Senior Vice President, Chief Financial Officer and Secretary
Michael J. Simms	46	Senior Vice President, Operations and Manufacturing
Anthony G. Tebbutt	60	Senior Vice President, Corporate Strategy & Business Development
Joseph L. Baker	53	Vice President, Commercial Manufacturing and Global Supply Chain
Robert S. Fishman, M.D., F.C.C.P.	46	Vice President, Medical Affairs
Emily Lee Kelley	50	Vice President, Human Resources
William L. Leschensky, M.D., J.D.	47	Vice President, Intellectual Property
Michael J. Taylor, Ph.D., D.A.B.T.	54	Vice President, Preclinical Development

Thomas B. King.  See Mr. King’s biography in Proposal Number 1 — Election of Directors.

James V. Cassella, Ph.D. has served as our Senior Vice President, Research and Development since June 2004. From April 1989 to April 2004, Dr. Cassella held various management positions at Neurogen Corporation, a publicly traded biotechnology company, including Senior Vice President of Clinical Research and Development from January 2003 to June 2004. Prior to Neurogen, Dr. Cassella was Assistant Professor of Neuroscience at Oberlin College. Dr. Cassella received a Ph.D. in physiological psychology from Dartmouth College, completed a postdoctoral fellowship in the Department of Psychiatry at the Yale University School of Medicine and received a B.A. in psychology from the University of New Haven.

August J. Moretti has served as our Senior Vice President and Chief Financial Officer since February 2005 and as our Secretary since December 2005. From August 2004 to February 2005, Mr. Moretti was our part time Chief Financial Officer. From January 2001 to January 2005, Mr. Moretti served as Chief Financial Officer and General Counsel at Alavita, Inc. (formerly known as SurroMed, Inc.), a biotechnology company. From January 1982 to December 2000, Mr. Moretti was a member of Heller Ehrman White & McAuliffe LLP, an international law firm. Mr. Moretti received a J.D. from Harvard Law School and a B.A. in economics from Princeton University.

Michael J. Simms has served as our Senior Vice President, Operations and Manufacturing since February 2008. From May 2007 to February 2008 Mr. Simms served as Senior Vice President, Manufacturing Operations and from June 2004 to May 2007 served as Vice President, Manufacturing of Nektar Therapeutics, a publicly traded biopharmaceutical company. From August 2002 to June 2004, Mr. Simms worked as an independent consultant to develop manufacturing strategies and business plans for various early stage and small commercial stage companies. Prior to this, Mr. Simms held executive level positions at various life science companies. Mr. Simms holds an M.B.A from Pepperdine University and a B.S. in Chemical Engineering from the University of Missouri-Rolla.

Anthony G. Tebbutt has served as our Senior Vice President, Corporate Strategy and Business Development since March 2007. From September 1996 to October 2006, Mr. Tebbutt served as Senior Vice President and President at UCB, SA (Belgium), a pharmaceutical company, and from 1983 to 1995 Mr. Tebbut served in various Vice President positions in New Product Planning and Marketing for Syntex Laboratories, a publicly traded pharmaceutical company. Prior to Syntex, Mr. Tebbutt was also Marketing Manager for Eli Lilly Canada, Inc. from 1974 to 1983. Mr. Tebbutt holds an M.B.A. from Stanford Graduate School of Business and a B.S. from Santa Clara University.

Joseph L. Baker has served as our Vice President, Commercial Manufacturing and Global Supply Chain since November 2006. From 1999 to 2006, Mr. Baker was General Manager for Watson Laboratories, Inc., a subsidiary of Watson Pharmaceuticals, Inc., a publicly traded specialty pharmaceutical company, where he was responsible for all activities for the Salt Lake City manufacturing facility. He was previously Director, Oral Product R&D and Director, Operations Technical Services for Theratech, Inc., a publicly traded medical device company, from 1995 to 1999. Prior to Watson Laboratories and Theratech, Mr. Baker held various management and technical positions with Lohmann Therapy Systems from 1993 to 1995 and Lederle Laboratories from 1974 to 1993. Mr. Baker holds an undergraduate degree in Natural Sciences, with a concentration in chemistry, from Thomas A. Edison College.

Robert S. Fishman, M.D., F.C.C.P. has served as our Vice President, Medical Affairs since September 2007. Dr. Fishman was most recently Senior Vice President, Clinical Development for Anthera Pharmaceuticals, Inc., a privately held pharmaceutical company, from 2005 to 2007. Previously, he was Vice President, Scientific Affairs for Aerogen, Inc., a publicly traded specialty pharmaceutical company, where he served in various capacities from 1998 to 2005. Prior to Aerogen, he was Director of Clinical Affairs for Heartport, Inc., a publicly traded medical device company, from 1995 to 1998. Dr. Fishman was Assistant Professor of Medicine, Pulmonary and Critical Care Medicine, at Stanford University School of Medicine from 1993 to 1995. He completed a fellowship in pulmonary and critical care medicine at Massachusetts General Hospital from 1989 to 1992. Dr. Fishman holds an M.D. from Stanford University School of Medicine and an A.B. in biology from Harvard University.

Emily Lee Kelley has served as our Vice President, Human Resources since October 2002. From October 2001 to October 2002, Ms. Kelley provided human resources consulting services to us and Versicor, Inc., a majority owned subsidiary of Sepracor Inc., a publicly traded pharmaceutical company. From 1995 to 2001, Ms. Kelley served as Vice President of Human Resources, Finance and Operations at Affymax Research Institute, a pharmaceutical company, and oversaw human resource matters for Maxygen, Inc., a publicly traded biotechnology company. Ms. Kelley received a B.S. in organizational behavior and industrial relations from the University of California, Berkeley.

William L. Leschensky, M.D., J.D. has served as our Vice President, Intellectual Property since November 2005. From December 2004 to October 2005, he was our Senior Director, Intellectual Property. From May 2000 to December 2004, Dr. Leschensky was in-house intellectual property counsel at Alavita, Inc., and from September 1992 to May 2000, Dr. Leschensky was an intellectual property attorney at the law firms of Fish & Neave LLP and Morrison & Foerster LLP. Dr. Leschensky received an M.D. from the University of Illinois, a J.D. from Harvard Law School and a B.S. in biochemistry from Iowa State University.

Michael J. Taylor, Ph.D., DABT has served as our Vice President, Preclinical Development since August 2006. From January 2005 to August 2006, Dr. Taylor was Sr. Director, Preclinical and Clinical Development Sciences for Protein Design Labs, Inc., a publicly traded biopharmaceutical company. From April 2000 to January 2005, Dr. Taylor was Vice President, Non-Clinical Research and Development and Executive Director, Drug Safety and Evaluation for DURECT Corporation a publicly traded specialty pharmaceutical company. From 1996 to 2000, Dr. Taylor was Toxicology Department Head for the Urology and CNS Division of Roche Biosciences. Dr. Taylor is a board certified toxicologist and holds Ph.D. and M.S. degrees in toxicology from Utah State University.

Our officers are appointed by and serve at the discretion of our Board. There are no family relationships between our directors and officers.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 31, 2008 by (i) each stockholder that is known by us to beneficially own more than 5% of the common stock, (ii) each of our named executive officers named in the Summary Compensation Table, (iii) each director and nominee for director and (iv) all executive officers and directors as a group.

Percentage of ownership is based upon 32,423,543 shares outstanding as of March 31, 2008. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2008 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options or warrants, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, CA 94043.

		Shares
		Issuable
		Pursuant
		to Options
		Exercisable	Percentage
	Number of	Within 60	of Shares
	Shares	Days of	Beneficially
Beneficial Owner	Outstanding	March 31, 2008	Owned(1)

5% Stockholders
Entities affiliated with Frazier Healthcare Ventures(2)	2,183,127	—	6.73%
Entities affiliated with Versant Ventures(3)	2,183,128	—	6.73%
Entities affiliated with Abingworth Bioventures(4)	2,024,105	—	6.24%
Zesiger Capital Group LLC(5)	1,995,911	—	6.16%
AXA Financial, Inc.(6)	1,946,014	—	6.00%
Alejandro C. Zaffaroni, Ph.D.(7)	1,755,613	—	5.41%

Named Executive Officers and Directors
Thomas B. King(8)	145,287	420,040	1.72%
James V. Cassella	6,250	140,629	*
August J. Moretti	8,874	131,469	*
Anthony G. Tebbutt	1,755	52,956	*
Jeffrey S. Williams(9)	2,720	—	*
Hal V. Barron, M.D., FACC	—	2,604	*
Samuel D. Colella(3)	2,183,128	15,103	6.78%
Alan D. Frazier(2)	2,183,127	15,103	6.78%
Deepika R. Pakianathan, Ph.D.(10)	990,678	15,103	3.10%
J. Leighton Read, M.D.(11)	1,353,950	15,103	4.22%
Gordon Ringold, Ph.D.(12)	100,555	15,103	*
Isaac Stein(13)	117,653	15,103	*
Alejandro A. Zaffaroni, M.D.(14)	363,905	15,103	1.17%
All directors and executive officers as a group (13 persons)(15)	7,285,326	853,419	24.97%

*	Less than 1% of our outstanding common stock.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.

(2)	Includes 583,931 shares held by Frazier Healthcare III, L.P., 1,586,752 shares held by Frazier Healthcare IV, L.P., 4,390 shares held by Frazier Affiliates III, L.P. and 8,054 shares held by Frazier Affiliates IV, L.P. Mr. Frazier is the president and controlling stockholder of Frazier and Company, Inc., the managing member of FHM III, LLC, which is the general partner of Frazier Healthcare III, L.P. and Frazier Affiliates III, L.P., and he shares voting and investment power over the shares held by these entities. He is also a managing member of FHM IV, LLC, which is the general partner of FHM IV, LP, which is the general partner of Frazier Healthcare IV, L.P. and Frazier Affiliates IV, L.P., and he shares voting and investment power over the shares held by those entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Frazier Healthcare Ventures is Two Union Square, Suite 3200, 601 Union Street, Seattle, WA 98101.

(3)	Includes 2,153,442 shares held by Versant Venture Capital II, L.P., 10,440 shares held by Versant Affiliates Fund II-A, L.P. and 19,246 shares held by Versant Side Fund II, L.P. (together the “Versant Funds”). Mr. Colella is a managing member of Versant Ventures II, LLC, which is the general partner of each of the Versant Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Versant Ventures is 3000 Sand Hill Road, Building 4, Ste. 210, Menlo Park, CA 94025.

(4)	Based solely upon a Schedule 13G filed with the SEC on February 13, 2008. Includes 1,444,529 shares held by Abingworth Bioventures IV LP, 12,383 shares held by Abingworth Bioventures IV Executives LP, 347,193 shares held by Abingworth Bioventures V LP and 220,000 shares held by Abingworth Bioequities Master Fund LTD. The address for the Abingworth Entities is Princess House, 38 Jermyn Street, London, England SW1Y 6DN.

(5)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2008. These shares represent the combined holdings by Zesiger Capital Group LLC acting as an investment adviser to its clients. Zesiger Capital Group LLC disclaims beneficial ownership of all of the shares held in discretionary accounts in which it manages. The address for the Zesiger Capital Group LLC is 320 Park Avenue, 30th Floor, New York, NY 10022.

(6)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2008. These shares represent the combined holdings by AXA Financial, Inc., a wholly owned subsidiary of AXA, a French holding company for an international group of insurance and related financial services companies. The address for the AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104.

(7)	Based solely upon a Schedule 13G filed with the SEC on May 15, 2007. Includes 1,477,206 shares held by the Zaffaroni Revocable Trust u/t/d 1/24/86, of which Dr. Zaffaroni and his wife are trustees; 269,090 shares held by the Zaffaroni Partners, L.P., of which Dr. Zaffaroni is a general partner and limited partner, and an aggregate of 9,317 shares held by certain Alejandro Zaffaroni Retirement Trusts, of which Dr. Zaffaroni is trustee. Dr. Zaffaroni disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. Dr. Zaffaroni’s address is 4005 Miranda Avenue, Suite 180, Palo Alto, CA 94304.

(8)	Includes 141,107 shares held by the Thomas and Beth King 2000 Family Trust, of which Mr. King and his spouse are trustees.

(9)	Mr. Williams terminated his employment with the Company on November 30, 2007.

(10)	Includes 979,880 shares held by Delphi Ventures VI, L.P. and 9,798 shares held by Delphi BioInvestments VI, L.P. (together, the “Delphi Funds”). Dr. Pakianathan is a managing member of Delphi Management Partners VI, LLC, which is the general partner of each of the Delphi Funds, and she shares voting and investment power over the shares held by these entities. She disclaims beneficial ownership of the shares held by these entities, except to the extent of her proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Ste. 135, Menlo Park, CA 94025.

(11)	Includes 35,594 shares held by Alloy Partners 2002, L.P. and 1,318,356 shares held by Alloy Ventures 2002, L.P. (together, the “Alloy Funds”). Dr. Read is a managing member of Alloy Ventures 2002, LLC, which is the general partner of each of the Alloy Funds, and he shares voting and investment power over the shares held by these entities. He disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein. The address for all entities and individuals affiliated with Alloy Ventures is 400 Hamilton Avenue, 4th Floor, Palo Alto, CA 94301.

(12)	Includes 9,276 shares held by the Gordon Ringold and Tanya Zurucki 1999 Reversible Trust, of which Dr. Ringold and his spouse are trustees.

(13)	Includes 117,653 shares held by The Stein 1995 Revocable Trust, of which Mr. Stein and his spouse are trustees.

(14)	Includes 269,090 shares held by Zaffaroni Partners, L.P., of which Dr. Zaffaroni and his spouse are general and limited partners and 38,317 shares held by his spouse.

(15)	See notes (2), (3), (8) and (10) through (14).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file.

To the Company’s knowledge, based solely upon its review of the copies of such forms furnished to it and written representations from the executive officers and directors that no other reports were required, the Company believes that all Section 16(a) filing requirements were met during 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our executive officer compensation program is intended to meet four principal objectives: (1) attract, reward and retain individuals with the skills we believe are necessary for us to achieve our goals in the competitive market in which we operate our business; (2) motivate employees to stretch their capabilities and individual contributions to achieve and exceed company objectives; (3) provide equity compensation to align actions and decisions with stockholder value creation; and (4) create a direct link between the Company’s performance, individual contribution and rewards. To meet these objectives, we have adopted the following overriding philosophy:

•	We will pay base cash compensation and equity compensation that is competitive with the practices of other comparable pharmaceutical and biotechnology companies; and

•	We will pay for performance by:

•	setting aggressive performance goals for our officers rewarded through a short-term incentive bonus program that is based upon achievement of these goals; and

•	providing significant long-term incentives in the form of stock options, in order to align the interests of our officers with those of our stockholders and to retain the leadership ability necessary to increase long-term stockholder value.

Our executive compensation program is overseen and administered by our Compensation Committee. The above philosophy guides our Compensation Committee in assessing the proper allocation between long-term compensation, current cash compensation, and short-term bonus compensation. Other considerations include our business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. Our Compensation Committee has not adopted any specific policies for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among other different forms of compensation. Our Compensation Committee believes it is more relevant to tailor each executive officer’s compensation to reward and retain such executive officer. Commensurate with our philosophy of linking executive officer compensation and corporate performance, our Compensation Committee believes that a greater component of compensation for executive officers relative to other employees should be performance-based.

In determining the particular elements of compensation that will be used to implement our overall compensation philosophy, the Compensation Committee takes into consideration a number of factors related to our performance, such as financial measures, financing goals, corporate development milestones, clinical trial milestones, managing our partnerships, and the achievement of other business objectives, as well as competitive practices among our peer group.

Based on this philosophy, we have an executive officer compensation program that consists of cash and equity awards with short and long-term components and fixed and contingent components, in proportions we believe are appropriate to incentivize, motivate, reward and retain our executive officers, align actions and decisions with stockholder value creation, and create a direct link between the Company’s performance, individual contribution and rewards. We believe our executive officer compensation program fairly compensates our executive officers with respect to the value created for our stockholders and is competitive in our industry.

Components of Compensation

Our executive officer compensation program consists of three principal components:

•	Base Salary. Salary for each of our executive officers was based principally on an assessment of the executive officer’s current salary against individual performance and contribution to our overall strategic goals as well as comparable salaries at similar companies.

•	Bonus. Annual cash and equity incentive bonuses are awarded to executive officers based on the achievement of individual and company-wide performance objectives as a percent of base salary as well as bonuses for similar positions at similar companies.

•	Long-Term Incentive Compensation. Long-term incentive awards, comprised of stock option grants, are designed to link incentive compensation to our long-term performance and to align our executive officers’ interests with our stockholders’ interest.

We have selected these components because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentage are set with the goal of attracting employees and adequately compensating and rewarding them for the services they perform. Our equity programs are geared toward providing incentives and rewards for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

We have change of control agreements with each of our executive officers that provide for severance benefits and for the acceleration of then unvested stock options in the event of termination in connection with a change of control. These agreements are discussed below under the section entitled “Severance and Change of Control Benefits.”

The Compensation Committee reviewed the compensation program for 2007 and 2008, including each of the above elements. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as their expected future contributions to our business.

Role of Our Compensation Committee and Executives in Establishing Compensation

Our compensation program for our executive officers is overseen and administered by our Compensation Committee, which is comprised entirely of independent directors. The Compensation Committee acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	establishment of corporate goals and objectives relevant to the compensation of the Company’s executive officers, the weighting of corporate and individual performance relating to compensation, and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service of the Company’s President and Chief Executive Officer and the other executive officers including all forms of salary paid to executive officers of the Company and the grant of all forms of bonus and stock compensation provided to executive officers of the Company; and

•	administration of the Company’s equity compensation plans and other similar plans and programs.

The Compensation Committee does not necessarily increase or reduce compensation from one component of compensation based on payments from other components of compensation. The Compensation Committee instead recommends to our Board what it believes to be the appropriate compensation level for each compensation component in light of the Company’s compensation philosophy and based in part on its view of equity and consistency, individual performance and other information it deems relevant, such as executive and employee compensation surveys and databases. The Compensation Committee also reviews compensation paid to executive officers of what it believes to be similarly situated companies.

The Compensation Committee annually reviews our executive officers’ compensation to determine whether it provides adequate incentives. The Compensation Committee’s most recent review occurred in October 2007.

The Compensation Committee meetings typically have included, for all or a portion of each meeting, the committee members and President and Chief Executive Officer, Thomas B. King. For compensation decisions, including decisions regarding the grant of long-term incentive compensation relating to executive officers (other than for Mr. King), the Compensation Committee considers, but is not bound by, the recommendations of Mr. King. Decisions with respect to the compensation of Mr. King are made in executive sessions of the Compensation Committee not attended by Mr. King. The Compensation Committee discusses Mr. King’s compensation package with him, but makes decisions with respect to Mr. King’s compensation without him present. The Compensation Committee has the ultimate authority to recommend items to the Board with respect to the compensation of our executive officers.

The Compensation Committee has delegated to Mr. King the authority to grant long-term incentive awards to employees below the level of vice president under guidelines set by the Compensation Committee, which guidelines set ranges and maximum grant amounts based on the employee’s position and role within the Company. All such option grants are then ratified by the Board. The Compensation Committee also has authorized Mr. King to make salary adjustments for all employees other than for executive officers under guidelines approved by the Compensation Committee. The Compensation Committee has not delegated any of its authority with respect to the compensation of our executive officers.

Compensation Consultant

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and has done so. In 2006, in light of our transition from a private to a public company, the Compensation Committee retained a compensation consulting firm, Compensia, to provide recommendations with respect to the bonus and long-term incentive compensation elements of compensation appropriate for similarly situated companies. The report provided by Compensia included base salaries, bonuses and equity compensation and financial data. The Compensation Committee used this report to help it in establishing its compensation philosophy and policies.

In its capacity as an independent compensation consultant on executive compensation, the representatives from Compensia reported to the Compensation Committee rather than to management, although such representatives did meet with management for purposes of gathering information on proposals that management made to the Compensation Committee. The Compensation Committee is free to replace the independent compensation consultant or hire additional consultants at any time. Compensia has not provided any other services to us and received compensation only with respect to the services provided to the Compensation Committee in 2006.

Benchmarking

Our Compensation Committee believes it is important to consider the compensation paid by comparable pharmaceutical and biotechnology companies, particularly those located in the San Francisco Bay Area when making compensation decisions. In determining each officer’s target total annual cash compensation (salary and bonuses) for fiscal year 2007 and 2008 the Compensation Committee reviewed similar compensation information from a group of 24 companies. The most recent review occurred from August through December of 2007. The peer group consisted of publicly held pharmaceutical and biotechnology companies located in the San Francisco Bay Area with whom we compete for executive talent and consisted of the following companies:

•	Affymax, Inc.

•	Anesiva, Inc.

•	Cell Genesys, Inc.

•	Cepheid

•	Cerus Corporation

•	Cytokinetics, Incorporated

•	Depomed, Inc.

•	Durect Corporation

•	Dynavax Technologies Corporation

•	Genitope Corporation

•	Genomic Health, Inc.

•	InterMune, Inc.

•	Jazz Pharmaceuticals, Inc.

•	Maxygen, Inc.

•	Novacea, Inc.

•	Nuvelo, Inc

•	Onyx Pharmaceuticals, Inc.

•	Renovis, Inc.

•	Rigel Pharmaceuticals, Inc.

•	Sunesis Pharmaceuticals, Inc.

•	Telik, Inc.

•	Tercica, Inc.

•	Theravance, Inc.

•	XenoPort, Inc.

Data on the compensation practices of the above-mentioned peer group generally was gathered through various Radford Biotechnology Compensation Reports, including certain custom reports, and review of the publicly available filings of these companies, including their respective proxy statements filed with the Securities and Exchange Commission. Peer group data is gathered with respect to base salary, bonus targets, actual payouts, total cash compensation and stock options awards.

In 2007 and 2008, the Compensation Committee sought to set executive base salaries at approximately the 50th percentile of our peer group of companies and set target bonuses such that when combined with other compensation, such total compensation was at approximately the 65th — 75th percentile of total cash compensation of our peer group of companies. We believe that the opportunity for a higher comparable bonus is consistent with our compensation philosophy in that the bonus is tied to achievement of corporate and individual goals. In addition, the Compensation Committee considers input from other sources, including members of our Board, in determining salary, bonus and long-term incentive compensation.

This comparative compensation information described above is just one of several analytic tools that are used by the Compensation Committee in setting executive compensation. Such information is used solely as a point of reference for measurement and not as a determinative factor. The Compensation Committee also considers internal pay equity and the individual performance of executive officers, as well as general economic factors including the cost of living.

Cash and Long-Term Incentive Compensation

Our executive officer compensation program consists of three principal components: (1) base salary; (2) annual cash and equity incentive bonuses; and (3) long-term incentive compensation. We also provide our executive officers with certain severance and change in control benefits. Finally, we offer our executive officers participation (with all other eligible employees) in our 401(k) Plan, Employee Stock Purchase Plan, and certain other benefits available generally to our employees.

Base Salary

In setting or adjusting base salaries for 2007 and 2008, the Compensation Committee assessed each executive officer’s current salary against a number of factors including contribution to our strategic goals, individual performance, pay level compared to other executive officers, base salary compared to those of similar positions at comparable companies, as well as general economic factors including the cost of living. Increases in the base salaries of executive officers are made in consideration of the total salary increases approved by our Compensation Committee for the entire company and targets the base salaries for our executives officers to the base salaries to approximately the 50th percentile of our peer group of companies. The Compensation Committee also considered the recommendation of Mr. King in setting or adjusting base salaries for our other executive officers. Generally, executive salaries are adjusted effective January 1st of each year.

In 2007, the salaries for Messrs. King, Moretti, Tebbutt, and Williams and Dr. Cassella were set at $380,000, $303,750, $303,750, $253,445 and $303,750, respectively. At its December 2007 meeting, our Compensation Committee approved an overall aggregate salary increase for all employees averaging 6.0% for 2008. This change was approved because the Compensation Committee determined that such an increase was necessary to keep up with the increase in the cost of living and competitive companies. In order to remain competitive with our peer group of companies our Compensation Committee also decided to increase our executive officers’ salaries for 2008 to be at or near the median of executive officer’s salaries with similar roles at our peer group of companies. Based on this determination, our Compensation Committee increased Mr. King’s base salary by approximately 20% to $455,000 and increased the base salaries of Messrs. Moretti and Tebbutt and Dr. Cassella by an average of approximately 5.5% to $320,500, $320,500 and $320,500, respectively. Mr. Williams terminated his employment with us in December 2007.

No additional material changes will be made to the base salary levels of our executives until our annual executive performance reviews are conducted in the fourth quarter of 2008. We believe that, given the industry in which we operate and the corporate culture we have created, our compensation levels for 2008 are generally sufficient to retain our existing executive officers and to hire new executive officers as required.

Annual Cash and Equity Incentive Bonuses

2007 Performance Bonus Program

In 2006 we completed our initial public offering, and in light of our transition from a private to a public company, our Compensation Committee reviewed our bonus compensation. As a result of this review, and based on the recommendation of our Compensation Committee, our Board adopted the 2007 Performance Bonus Program. The purpose of the 2007 Performance Bonus Program was to promote the interests of the Company and its stockholders by rewarding company executives and employees based upon the level of achievement of specified corporate, departmental and individual performance goals. In addition, the Board had the right to make discretionary allocations in a manner that they believed would appropriately motivate and reward the Company’s employees, including the Company’s executive officers. The 2007 Performance Bonus Program applied to all employees who commenced employment on or before June 30, 2007 and were employed at December 31, 2007. Employees employed more than six months, but less than one year, were eligible to receive a pro-rated bonus payout.

Each individual employee’s bonus payout under the 2007 Performance Bonus Program was calculated by using the variables described below. The calculated bonus payout was then allocated between cash and stock option components based on employment level within the Company. A table setting forth this allocation based on employment level within in the Company is set forth below. Consistent with our compensation philosophy of linking executive officer compensation and corporate performance, the Board determined that a higher portion of the bonus payout for executive officers should be in the form of stock options.

	Total Calculated Performance Bonus
	Cash	Stock Option
Employment Level	Allocation	Allocation

CEO	70%	30%
Officer	70%	30%
Director	80%	20%
Manager	90%	10%
Individual	100%	0%

The 2007 Performance Bonus Program established a target bonus for each employee, including each executive officer, of between 10% and 50% of annual base salary, with the President and Chief Executive Officer’s target bonus set at 50% of base salary and each executive officer’s target bonus set at 35% of base salary. Target bonuses, as a percentage of base salary, increased with employment level within the Company, with the compensation philosophy that more of an individual’s total compensation should be at risk, as the individual has more responsibility within the Company. Based on a recommendation from the Compensation Committee, the Board decided to set target bonuses for our executive officers such that when combined with other compensation, such total compensation was at approximately at the 60th — 65th percentile of total compensation of executive officers of our peer group. Our Compensation Committee recommended a higher percentile for the incentive bonus than the base salary because it believed the thresholds for achieving bonus payout were difficult, and because it believed our stockholders interests would be served if management was properly motivated to achieve their performance goals.

Payment of actual bonus amounts under the 2007 Performance Bonus Program depended on the level of achievement of certain corporate, departmental and individual performance goals. The ratio between corporate, departmental and individual performance goals was based on each employee’s employment level within the Company. Because more senior employees have more direct control over the achievement of corporate goals, the Board determined that increasing the ratio of corporate goals to departmental and individual goals based on each employee’s employment level within the Company was the best way to align the bonus program with our compensation philosophy and create a direct link between the Company’s performance, individual contribution and rewards. The following table summaries this ratio based on employment level within in the Company.

	Individual Performance
	Goal Allocation
	Overall	Departmental/
Employment Level	Corporate Goals	Individual Goals

CEO	100%	0%
Officer	80%	20%
Director	60%	40%
Manager	40%	60%
Individual	20%	80%

Under the 2007 Performance Bonus Program each employee had the ability to achieve up to 108% of their target bonus for performance in excess of target levels. The Board believes it is appropriate to provide for this range of bonus performance to enable us to attract and retain key personnel and to motivate our executives to meet our business goals. With respect to the corporate goal component of each employee’s target bonus, 80% of the portion of the target bonus related to such component was tied to six specified corporate performance goals set forth in the 2007 Performance Bonus Program (collectively, the “2007 Corporate Goals”). These goals were related to matters such as operations, corporate development, commercial manufacturing, clinical trial achievements and corporate/financial metrics. The remaining 20% of the portion of the target bonus related to corporate performance goals was left to the Board’s discretion. Under the terms of the 2007 Performance Bonus Program, the percentage payout under the 2007 Performance Bonus Program increased depending upon the exact number of 2007 Corporate Goals the Company actually achieved during 2007. Except with respect to the Chief Executive Officer, the percentage payout with respect to the 2007 Corporate Goals was as follows:

Percentage
Number of 2007 Corporate Goals Achieved	Payout

3 or less	0%
4	70%
5	90%
6	110%

The 2007 Performance Bonus Program provided for a slightly different formula for determining the President and Chief Executive Officer’s bonus amount. As like the other employees, the percentage payout for the President and Chief Executive Officer increased depending upon the number of 2007 Corporate Goals that the Company actually achieved during 2007, but unlike the other employees, certain of the 2007 Corporate Goals were given additional weight. The Board decided to adopt this alternate formula for the President and Chief Executive Officer because the Board felt that Mr. King’s bonus should be weighted more toward the achievement of one of the specified 2007 Corporate Goals.

In addition to the 2007 Corporate Goals, individual and/or departmental goals were established for each of the Company’s employees (other than the President and Chief Executive Officer). These goals were established for the executive officers by Mr. King, and for the other employees of the Company by the Company’s management.

On January 4, 2008, after the Board reviewed the Company’s fiscal year 2007 results measured against the 2007 Corporate Goals, the Board determined that five of the six 2007 Corporate Goals were achieved in 2007. In addition, due to the overall performance of the Company, the Compensation Committee recommended, and the Board decided to pay, 70% of the remaining 20% of the target bonus related to corporate performance goals reserved for Board discretion. As a result, all employees (other than Mr. King) were eligible to receive 86% of the portion of their target bonus that was related to the achievement corporate performance goals. As explained above, Mr. King’s bonus was dependant solely upon the achievement the 2007 Corporate Goals and was weighted differently than the other employees’ percentage payouts. Under the terms of the 2007 Performance Bonus Program, it was determined that Mr. King was eligible to receive 78% of his target bonus.

During November and December 2007 the Company’s management evaluated each individual employee’s (other than Mr. King’s) achievement of his or her applicable departmental and individual goals. Following such evaluation, the Board approved the recommendations by management of the target bonus related to the achievement of corporate, departmental and individual goals that should be paid to each employee.

Based on the above determinations, the cash and equity awards of stock options granted under the 2007 Performance Bonus Program to each of the Company’s executive officers were as follows:

		2007 Year-End
	2007 Cash	Option
Executive Officer	Bonus ($)	Grant Shares

Thomas B. King	$94,014.00	7,378
President and Chief Executive Officer
James V. Cassella, Ph.D.	$59,840.00	4,696
Senior Vice President, Research and Development
August J. Moretti	$59,840.00	4,696
Senior Vice President, Chief Financial Officer and Secretary
Anthony G. Tebbutt	$48,800.00	3,830
Senior Vice President, Corporate Strategy & Business Development

Mr. Tebbutt joined us during 2007 and his bonus was pro-rated based upon his employment time at the Company. Mr. Williams terminated his employment with us prior to the year end, and he did not receive a bonus.

Stock option awards under the 2007 Performance Bonus Program were valued with a Black Scholes calculation of the option award value of an option with an exercise price of $7.50 per share, the closing price of a share of our Common Stock on January 4, 2008, the date the Board granted such options. These options vest in two installments: 50% on January 4, 2008 and 50% on January 4, 2009.

2008 Performance Bonus Program

In April 2008, the Board adopted the 2008 Performance Bonus Program, as recommended and approved by the Compensation Committee. The purpose of the 2008 Performance Bonus Program is to promote the interests of the Company and its stockholders by rewarding company executives and employees based upon the level of achievement of specified corporate, departmental and individual performance goals. The 2008 Performance Bonus Program applies to all employees who commence employment on or before July 1, 2008 and are employed at December 31, 2008. Employees employed more than six months, but less than one year, are eligible to receive a pro-rated bonus payout.

The 2008 Performance Bonus Program establishes a target bonus for each employee, including each executive officer, of between 10% and 60% of annual base salary with the President and Chief Executive Officer’s target bonus set at 60% of base salary and each executive officer’s target bonus set at 45% of base salary. Target bonuses, as a percentage of potential total cash compensation, increase with employment level within the Company. Based on a recommendation from the Compensation Committee, the Board decided to set target bonuses for our executive officers such that when combined with other compensation, such total compensation was at approximately at the 65th — 75th percentile of total compensation of executive officers of our peer group. Our Compensation Committee recommended a higher percentile for the incentive bonus than the base salary because it believed the thresholds for achieving bonus payout were difficult, and because it believed our stockholders interests would be served if management was properly motivated to achieve their performance goals.

Under the 2008 Performance Bonus Program, each employee could achieve up to 125% of their target bonus for performance in excess of target levels. The Board believes it is appropriate to provide for this range of possible bonus performance payout, based upon setting aggressive goals and successful goal achievement, to enable us to attract and retain key personnel and to motivate our employees to meet our business goals.

Payment of actual bonus amounts under the 2008 Performance Bonus Program will depend on the level of achievement of certain corporate, departmental and individual performance goals, categorized into Individual Performance and Key Goal Accomplishment components.

For an employee’s Individual Performance component, the ratio between corporate and departmental/individual performance goals is based on an employee’s employment level within the Company. Each year, corporate goals are finalized and approved by the Board, and individual performance plans are established for each employee. The following table summaries this ratio based on employment level within in the Company for the Individual Performance allocation.

	Individual Performance Goal Allocation
	Overall	Departmental/
Employment Level	Corporate Goals	Individual Goals

CEO	100%	0%
Officer	80%	20%
Director	60%	40%
Manager	40%	60%
Individual	20%	80%

Additionally, each employee’s potential bonus payout is a function of the Key Goal Accomplishment component, where 80% of which is based on the actual achievement of specified corporate performance goals set forth in the 2008 Performance Bonus Program (collectively, the “2008 Key Goals”) and 20% of which is left to the Board’s discretion. There are four primary categories of 2008 Key Goals, each consisting of a specified subset of corporate goals: (i) goals related to the execution of the AZ-004 development plans (55%); (ii) goals related to the execution of the product development pipeline plans (20%); (iii) goals related to the achievement of certain financial goals (20%); and (iv) goals related to human resources and organizational development (20%). Using the same philosophy toward aggressive goal setting as with the overall 2008 Corporate Goals, a possible payout of the Key Goal Accomplishment component is greater than 100%. If less than 70% of the Key Goals are accomplished, the Key Goal Accomplishment component is 0 and there would be no employee payout under the 2008 Performance Bonus Program.

As with the 2006 Performance Bonus Program and the 2007 Performance Bonus Program, when establishing the applicable corporate performance goals for the 2008 Performance Bonus Program, the Board sought to set aggressive performance goals based on the Company’s overall objectives for the year with the understanding that such goals were ambitious and would likely not all be achieved. The Board’s goal when setting the 2008 Corporate Goals was to create a tangible list of goals that were consistent with the Company’s overall objectives and that would motivate employees to stretch their capabilities and individual contributions. Over the past two years, the Company has achieved corporate performance in excess of the target level but has not achieved the maximum corporate performance level. The corporate performance levels resulted in the payout percentage for the 2006 Performance Bonus Program being approximately 80% of the participant’s target bonus opportunity. In 2007, the corporate performance levels resulted in a payout percentage that was approximately 86% of the participant’s target bonus opportunity. In general, the Board sought to set the target and maximum levels under the 2008 Performance Bonus Program such that the relative difficulty of achieving the target level was consistent with the previous two years.

Each individual employee’s bonus will be calculated by using the above variables. The calculated bonus payout will then be allocated between cash and stock option components as follows:

	Total Calculated Performance Bonus
	Cash	Stock Option
Employment Level	Allocation	Allocation

CEO	70%	30%
Officer	70%	30%
Director	80%	20%
Manager	90%	10%
Individual	100%	0%

The actual number of options for an individual employee will be calculated by dividing the stock option allocation amount by the current Black-Scholes calculation of stock option value. Stock options issued under the 2008 Performance Bonus Program will vest 50% on the date of grant and 50% on the first anniversary of the grant.

Under the terms of the 2008 Performance Bonus Program, the Company’s management team, the Compensation Committee and the Board retain the discretion to (i) increase, reduce or eliminate the cash and stock option bonuses that otherwise might be payable to all employees or any individual based on actual performance as compared to pre-established goals, and (ii) structure future or additional bonus and equity incentives in a manner that they believe will appropriately motivate and reward the Company’s employees, including the Company’s executive officers.

Long-Term Incentive Compensation

We believe that providing a portion of our total compensation package in stock options aligns the incentives of our executive officers with the interests of our stockholders by creating an incentive for our executive officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us. We target the value of our equity awards so that that when combined with other compensation, such total compensation is at approximately at the 50th — 75th percentile of total compensation of executive officers of our peer group.

At present, our long-term compensation program consists solely of the grant of stock options subject to vesting conditions. We grant stock options to our executive officers through the 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan was established to provide our employees with an opportunity to participate, along with our other stockholders, in our long-term performance and was designed to reward our employees for their hard work and commitment to the long term success and growth of the Company. These stock options are intended to produce significant value for each employee, including executives, if our performance is outstanding and if the employee has an extended tenure. The authority to make equity grants to executive officers rests with our Compensation Committee (subject to ratification by the Board). As noted above, our Compensation Committee also considers the recommendations of Mr. King in determining stock option grant recommendations for other executive officers. Mr. King has the authority to make equity grants to non-officer employees, which are subsequently reviewed and ratified by the Board of Directors.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a four-year period, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

Under the 2005 Equity Incentive Plan, initial grants of stock options are made to eligible employees, including executive officers, in connection with their commencement of employment. All initial grants have four-year vesting, with the first 25% vesting after one year of service and the remainder of the options vesting ratably on a monthly basis thereafter over three additional years. The number of shares subject to an initial grant is determined based on a variety of factors, including market data collected regarding the equity grant ranges for the peer companies listed above, Radford surveys of all US-based biotechnology companies, and our goal to award grants so that that when combined with other compensation, such total compensation is at approximately at the 50th — 75th percentile of total compensation of executive officers of our peer group. As noted above, our Compensation Committee also considers the recommendations of Mr. King in determining stock option grant recommendations for other executive officers.

We also have a policy of issuing additional options to employees, including executive officers, who have been employed with the Company for at least two years. These options are also subject to four year vesting, with the first 25% vesting after one year from the date of grant and the remainder of the options vesting ratably on a monthly basis thereafter over three additional years. In considering and recommending stock option grants for our executive officers under this policy, our Compensation Committee considers individual performance, overall contribution, equity, officer retention and any other unvested stock options held by such executive officer. The Committee also considers market data collected regarding the equity grant ranges for the peer companies listed above, Radford surveys of all US-based biotechnology companies, and our goal to award grants so that that when combined with other compensation, such total compensation is at approximately at the 50th — 75th percentile of total compensation of executive officers of our peer group. As noted above, our Compensation Committee also considers the recommendations of Mr. King in determining stock option grant recommendations for other executive officers.

All option grants made prior to our initial public offering on March 8, 2006 were made at what our Board assessed as the estimated fair value of our common stock at the date the options were granted. In light of the expected completion of our initial public offering the Board reassessed the fair market value on the date of each of these grants. As a result of this retrospective analysis, we determined that the fair value of our common stock on a fully-diluted basis steadily increased from $2.04 per share at January 20, 2005, to $9.90 per share at December 7, 2005, even though our options were granted between the range of $1.10 to $6.88 per share on those dates. For more information on this retrospective analysis, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock-Based Compensation” in the Company’s 2007 Annual Report on Form 10-K. Since our initial public offering, we have made option grants based on the closing market value of our stock as reported on the Nasdaq Global Market on the date of grant. The value of the shares subject to our 2007 option grants to executive officers is reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards” tables below.

In 2007, Mr. King received an option to purchase 130,000 shares of common stock at an exercise price of $8.89 subject to four year vesting. Mr. Moretti and Dr. Cassella each received an option to purchase 45,000 shares of common stock at an exercise price of $8.89 subject to four year vesting. Mr. Tebbutt had not been employed for two years at the time of the grants and, accordingly, did not receive an option grant.

We intend to make similar grants of options to our employees in 2008. We believe that these grants will provide additional long term incentive to our employees. However, we do not have any obligation that requires us to grant equity compensation to any executive on specified dates.

Severance and Change of Control Benefits.

Each of our executive officers has entered into an agreement which provides for severance benefits and for the acceleration of then unvested stock options in the event of termination in connection with a change of control. Pursuant to the terms of the agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within three months before or 12 months following a change of control, and the executive agrees to sign a general release of claims in favor of the Company, then the executive is entitled to the following benefits:

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock;

•	payment in a lump sum of the executive’s annual base salary plus the greater of the bonus paid for the latest completed fiscal year and the target bonus for the year in which the notification of the executive’s termination of employment occurs; and

•	payment in a lump sum of an amount equal to the amount of the executive’s out of pocket costs to continue group health insurance benefits under COBRA for 18 months.

If and to the extent that any payments in the context of a change of control are made to our executives who are party to these change of control agreements and the payments are equal to or exceed three times the average of that executive’s annual W-2 compensation for the five years preceding the change of control, the payments or benefits exceeding the five-year average will be subject to the excise tax imposed by Section 4999 and the non deductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances, we will make a gross-up payment to the executive to compensate the executive for all taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment, and we will not be permitted to deduct from our taxes the amount in excess of the five-year average of the compensation paid to the executive. For purposes of the change of control agreements, a change of control includes a merger, consolidation or reverse merger in which we are the surviving corporation but our outstanding shares of common stock immediately preceding the merger are converted by virtue of the merger into other property or any transaction or series of related transactions in which our stockholders own less than 50% of voting power in the surviving corporation or a sale of all or substantially all of our assets.

In our industry, there is a high level of merger and acquisition activity, and the executives of companies engaged in merger and acquisition activity are often terminated or have their responsibilities reduced upon the change of control. We provide these benefits to ensure that, in the event of a change of control, our executives will not have any personal incentive to resist a change of control that is approved by our Board and stockholders and will be incentivized to remain with us through, and to facilitate, the closing of any such transaction. We believe this benefit is comparable to such severance benefits provided by companies in our industry and is appropriate and necessary to retain the individuals with the skills we believe are necessary for us to achieve our goals.

Other Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, employee stock purchase plan and our 401(k) plan, in each case on the same basis as our other employees.

Perquisites

Messrs. King, Tebbutt and Williams and Dr. Cassella were residing outside the San Francisco Bay Area at the time of their recruitment by the company. In connection with Mr. King, Mr. Williams and Dr. Cassella’s respective moves to the San Francisco Bay Area, we provided them with housing loans (which were repaid in December 2005, prior to the filing of our registration statement in connection with our initial public offering) and monthly housing supplements more fully described at “Indebtedness of Management and Related Agreements.” Mr. Tebbutt received moving allowances and a monthly housing supplement. These amounts are reflected in the Summary Compensation Table, the value for these perquisites aggregated to $287,053 for our named executive officers during 2007. We do not consider such arrangements to be a standard component of executive officer compensation.

Evolution of our Compensation Strategy

Our compensation strategy is necessarily tied to our stage of development. Accordingly, the specific direction, emphasis and components of our executive officer compensation program continue to evolve in parallel with the evolution of our business strategy. Our Compensation Discussion and Analysis will, in the future, reflect these evolutionary changes.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment, or SFAS 123R. Under SFAS 123R, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. Until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense is not material to our financial position. We structure cash incentive bonus compensation so that it is taxable to our employees at the time it becomes available to them.

Section 162(m) of the Internal Revenue Code of 1986 limits us to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Stock option awards under the 2005 Equity Incentive Plan, to the extent our Board or the committee of our Board granting such stock awards is composed solely of “outside directors,” are performance-based compensation within the meaning of Section 162(m) and, as such, are fully deductible. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee intends to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our company and our stockholders.

Summary

Through the compensation arrangements described above, a significant portion of our executive officer compensation program is contingent upon individual and company-wide performance, and realization of benefits by our executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance, recognizing that the competitive market for talented executive officers and the volatility of our business may result in highly variable compensation during any given annual period.

Summary Compensation Table

The following table sets forth the compensation awarded to or paid, or earned by, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated employees for the year ended 2007. We refer to these persons as our “Named Executive Officers.”

				Non-Equity
				Incentive Plan	All Other
		Salary	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)

Thomas B. King	2007	380,000	211,403	94,014	88,909	(3)	774,326
President & Chief	2006	352,619	39,234	102,200	50,073	(3)	544,129
Executive Officer and Director
James V. Cassella, Ph.D.	2007	303,750	164,461	59,840	24,078	(3)	552,129
Senior Vice President	2006	288,750	81,736	56,595	36,500	(3)	463,581
Research & Development
August J. Moretti	2007	303,750	182,295	59,840	—		545,885
Senior Vice President	2006	288,750	133,186	56,595	—		478,531
Chief Financial Officer and Secretary
Anthony G. Tebbut(5)	2007	245,336	266,011	48,800	159,218	(4)	719,365
Senior Vice President, Corporate Strategy & Business Development
Jeffrey S. Williams(6)	2007	258,064 (7)	163,027	—	14,847	(3)	435,938
Senior Vice President,	2006	242,000	85,493	46,958	27,500	(3)	401,951
Operations & Manufacturing

(1)	For options issued prior to January 1, 2006, amounts were calculated utilizing the provisions of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees,” and for options issued after January 1, 2006, amounts were calculated utilizing the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-based Payments.” Pursuant to SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. See Note 2 of the consolidated financial statements in our Annual Report for the year ended December 31, 2007 regarding assumption underlying valuation of equity awards.

(2)	Represents cash bonuses earned under the 2007 Performance Bonus Program and 2006 Performance Bonus Program in the year set forth in table and paid in the following year. See “Compensation Discussion and Analysis — Cash and Long-Term Incentive Compensation” for a description of the terms of the 2007 Performance Bonus Program.

(3)	Represents monthly housing supplement payments provided to the respective officer. See “Certain Relationships and Related Transactions and Director Independence” for further discussion.

(4)	Represents the reimbursement of $139,104 of relocation expenses and $20,114 of monthly housing supplements payments. See “Certain Relationships and Related Transactions and Director Independence” for further discussion.

(5)	Mr. Tebbutt joined the Company on March 12, 2007.

(6)	Mr. Williams terminated his employment with Alexza on November 30, 2007.

(7)	Includes a payment of $24,987 of accrued vacation upon Mr. William’s termination from Alexza.

2007 Grants of Plan-Based Awards Table

The following table sets forth information with respect to our stock options granted during fiscal year ended December 31, 2007 to each of the Named Executive Officers. Options were incentive and nonqualified stock options granted under our 2005 Equity Incentive Plan. All options were granted at an exercise price equal to the fair market value of our common stock on the date of grant. The option vesting will accelerate in full in certain circumstances after a change in control.

						All Other		Grant
						Option		Date
						Awards:	Exercise	Fair
						Number of	or Base	Value of
						Securities	Price of	Stock and
		Estimated Possible Payouts Under Non-Equity Incentive Plan Award(1)		Estimated Possible Payouts Under Equity Incentive Plan Awards(1)		Underlying	Option	Option
	Grant	Target	Maximum	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	(#)	($/Share)	($)(2)

Thomas B. King		133,000	143,640	57,000	61,560	—	—
	1/4/2007	—	—	—	—	5,159	11.70 (3)	41,181
	7/24/2007	—	—	—	—	130,000	8.89	791,817
James Cassella, Ph.D.		74,419	80,372	31,894	34,445	—	—	—
	1/4/2007	—	—	—	—	2,856	11.70 (3)	22,797
	7/24/2007	—	—	—	—	45,000	8.89	274,091
August J. Moretti		74,419	80,372	31,894	34,445	—	—	—
	1/4/2007	—	—	—	—	2,856	11.70 (3)	22,797
	7/24/2007	—	—	—	—	45,000	8.89	274,091
Anthony G. Tebbutt(4)		59,907	64,700	25,674	27,728	—	—	—
	3/12/2007	—	—	—	—	175,000	9.27 (5)	1,108,398
Jeffrey S. Williams(6)	1/4/2007	—	—	—	—	2,370	11.70 (3)	18,918
	7/24/2007	—	—	—	—	45,000	8.89	274,091

(1)	These columns sets forth the target and maximum amounts of each Named Executive Officer’s annual cash and equity incentive bonus awards for the year ended December 31, 2007 under our 2007 Performance Bonus Program. There are no minimum threshold amounts. Bonuses are paid out in a combination of 70% cash and 30% in options to purchase Alexza common stock. For more information, see “Compensation Discussion and Analysis — Cash and Long-Term Incentive Compensation” for a description of the terms of the 2007 Performance Bonus Program and the actual awards earned by the Named Executive Officers for the year ended December 31, 2007.

(2)	Represents the grant date fair value of each award determined in accordance with FAS 123R.

(3)	Represents a stock option grant earned in 2006 under the 2006 Performance Bonus Program and granted in 2007.

(4)	Mr. Tebbutt’s 2007 estimated possible payout under non-equity and equity plan awards are prorated for the number of days Mr. Tebbutt was an employee of Alexza based on his March 12, 2007 start date.

(5)	Represents Mr. Tebbutt’s initial stock option grant upon his hiring on March 12, 2007.

(6)	Mr. Williams was not eligible for cash and equity incentive bonus awards under the 2007 Performance Bonus Program due to his termination with the Company on November 30, 2007.

2007 Outstanding Equity Awards Value at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers during the fiscal year ended December 31, 2007. The number securities underlying unexercised options at December 31, 2007 include options granted under our shareholder approved equity incentive plans.

	Option Awards
	Number of
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying	Option
	Options	Unexercised	Exercise	Option
	Exercisable	Options	Price	Expiration
Name	(#)	Unexercisable	($)	Date

Thomas B. King	272,728	—	8.00(1)	7/30/2013
	61,876	92,820	1.10(1)	12/15/2014
	10,849	16,273	8.00(1)	3/7/2016
	27,000	54,000	7.20(1)	8/29/2016
	2,580	2,579	11.70(2)	1/4/2017
	—	130,000	8.89(1)	7/24/2017

James V. Cassella, Ph.D.	95,453	13,637	8.00(1)	7/8/2014
	4,067	23,052	1.38(1)	9/1/2015
	3,185	—	6.88(1)	12/7/2015
	2,477	14,040	8.00(1)	3/7/2016
	13,000	26,000	7.20(1)	8/29/2016
	1,428	1,428	11.70(2)	1/04/2017
	—	45,000	8.89(1)	7/24/2017

August J. Moretti	13,940	3,778	1.10(1)	10/28/2014
	66,931	35,796	1.38(1)	4/14/2015
	18,181	—	6.88(1)	12/7/2015
	13,000	26,000	7.20(1)	8/29/2016
	1,428	1,428	11.70(2)	1/04/2017
	—	45,000	8.89(1)	7/24/2017

Anthony G. Tebbutt	—	175,000	9.27(1)	3/12/2017

Jeffrey S. Williams	178	—	1.38(1)	2/29/08
	3,835	—	6.88(1)	2/29/08
	12,187	—	7.20(1)	2/29/08
	107,092	—	8.00(1)	2/29/08
	1,185	—	11.70(2)	2/29/08

(1)	Stock option award vests 25% upon the first anniversary of the option’s grant date and the remaining 75% in equal monthly installments over the next thirty six months, subject to the grantee’s continued employment with the Alexza through such vesting dates.

(2)	Stock option award vests 50% on the date of grant and 50% on the one year anniversary of the grant date, subject to the grantee’s continued employment with the Alexza through such vesting dates.

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by our Named Executive Officers during the fiscal year ended December 31, 2007.

Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise ($)

Thomas B. King	—	—
James V. Cassella, Ph.D.	—	—
August J. Moretti	20,000	182,350
Anthony G. Tebbutt	—	—
Jeffrey S. Williams	—	—

2007 Director Compensation Table

The following table provides compensation information for the one year period ended December 31, 2007 for each member of our Board:

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name	($)	($)(2)	($)

Thomas B. King(1)	—	—	—
Hal V. Barron, M.D., FACC	—	1,023	1,023
Samuel D. Colella	53,000	71,076	124,076
Alan D. Frazier	57,000	71,076	128,076
Ernest Mario, Ph.D.(3)	38,500	71,076	109,576
Deepika R. Pakianathan, Ph.D.	50,500	71,076	121,576
J. Leighton Read, M.D.	53,000	71,076	124,076
Gordon Ringold, Ph.D.	50,500	71,076	121,576
Isaac Stein	58,500	71,076	129,576
Alejandro A. Zaffaroni, M.D.	49,000	71,076	120,076

(1)	See Summary Compensation Table for disclosure related to Thomas B. King, who is also one of our Named Executive Officers.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123R, “Share-based Payments.” See Note 2 of the consolidated financial statements in our Annual Report on Form 10K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the annual awards to each director, excluding Dr. Barron, computed in accordance with SFAS 123R is $42,044. The fair value of Dr. Barron’s stock option grant is $127,052.

At fiscal year end each director, excluding Mr. King and Dr. Barron, has options to purchase 31,250 of our common stock, Dr. Barron has an option to purchase 25,000 share of our common stock. See “Executive Compensation — Summary Compensation Table” for disclosure of Mr. King’s equity awards.

(3)	Dr. Mario resigned on July 18, 2007.

Nonemployee directors are paid a retainer of $30,000 per year. Each nonemployee director also receives a meeting fee of $2,500 for each regularly scheduled Board meeting attended in person ($500 for meetings attended by video or telephone conference) and $1,000 for each committee meeting attended in person ($500 for meetings attended by video or telephone conference). In addition, the lead director and the Chair of the Audit and Ethics Committee will receive an additional retainer of $5,000 per year. The Chair of our Compensation Committee and the Corporate Governance and Nominating Committee will each receive an additional retainer of $2,500 per year. No additional amounts are currently payable for committee participation or special assignments. Nonemployee directors also receive nondiscretionary, automatic grants of options to purchase 25,000 shares of our common stock upon joining our Board and nondiscretionary, automatic grants of options to purchase 6,250 shares of our common stock each year pursuant to our 2005 Nonemployee Directors Stock Option Plan. Both the initial grants and the subsequent grants vest ratably over four years on a monthly basis, provided the director continues as a member of our Board. Upon a change in control, each option granted to a nonemployee director will vest in full immediately and automatically.

2007 Potential Payments Upon Termination or Change in Control

The amount of compensation and benefits payable to each of our Named Executive Officers in various termination situations has been estimated in the tables below. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of our Named Executive Officer’s employment with us.

	Change of Control			No Change of Control
		Equity	HealthCare		Equity	Health Care
	Salary	Acceleration	Benefits	Salary	Acceleration	Benefits
Name	($)(1)	($)(2)	($)(3)	($)	($)	($)

Thomas B. King	682,500	855,860	42,765	—	—	—
James V. Cassella, Ph.D.	432,675	262,958	42,765	—	—	—
August J. Moretti	432,675	343,531	42,765	—	—	—
Anthony G. Tebbutt	432,675	118,239	— (4)	—	—	—
Jeffrey S. Williams(5)	—	—	—	—	—	—

(1)	Includes one year salary plus the current year target bonus.

(2)	Value of the stock options, as computed using the Black-Scholes valuation model, assuming all options were fully vested as of December 31, 2007.

(3)	Includes a lump sum payment for 18 months of continued healthcare coverage.

(4)	Mr. Tebbutt has opted out of Alexza’s health care coverage.

(5)	Mr. Williams terminated his employment with Alexza in 2007.

Each of our executive officers has a provision for severance benefits and for the acceleration of the nonvested stock options in the event of termination in connection with a change of control. Pursuant to the terms of the agreements, if the executive’s employment is terminated without cause or terminated by the executive for good reason within three months before or 12 months following a change of control, and the executive agrees to sign a general release of claims in favor of the Company, then the executive is entitled to the following benefits:

•	acceleration of vesting of all of the executive’s outstanding unvested options to purchase common stock;

•	payment in a lump sum of the executive’s annual base salary plus the greater of the bonus paid for the latest completed fiscal year and the target bonus for the year in which the notification of the executive’s termination of employment occurs; and

•	payment in a lump sum of an amount equal to the amount of the executive’s out of pocket costs to continue group health insurance benefits under COBRA for 18 months.

If and to the extent that any payments in the context of a change of control are made to our executives who are party to these change of control agreements and the payments are equal to or exceed three times the average of that executive’s annual W-2 compensation for the five years preceding the change of control, the payments or benefits exceeding the five-year average will be subject to the excise tax imposed by Section 4999 and the non deductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances, we will make a gross-up payment to the executive to compensate the executive for all taxes imposed under Section 4999 and any related income taxes imposed under the Internal Revenue Code and state and local authorities for the gross-up payment, and we will not be permitted to deduct from our taxes the amount in excess of the five-year average of the compensation paid to the executive. For purposes of the change of control agreements, a change of control includes a merger, consolidation or reverse merger in which we are the surviving corporation but our outstanding shares of common stock immediately preceding the merger are converted by virtue of the merger into other property or any transaction or series of related transactions in which our stockholders own less than 50% of voting power in the surviving corporation or a sale of all or substantially all of our assets.

In our industry, there is a high level of merger and acquisition activity, and the executives of companies engaged in merger and acquisition activity are often terminated or have their responsibilities reduced upon the change of control. We provide these benefits to ensure that, in the event of a change of control, our executives will not have any personal incentive to resist a change of control that is approved by our Board of Directors and stockholders and will be incentivized to remain with us through, and to facilitate, the closing of any such transaction. We believe this benefit is comparable to such severance benefits provided by companies in our industry.

Compensation Committee Report*(

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for 2007 contained in this proxy statement. Based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

This report is submitted by the Compensation Committee.

COMPENSATION COMMITTEE

Samuel D. Colella (Chairman)
Hal V. Barron, M.D., FACC
Deepika R. Pakianathan, Ph.D.
Gordon Ringold, Ph.D.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Indebtedness of Management and Related Agreements

In 2003, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we entered into a loan agreement with Thomas B. King, our President and Chief Executive Officer. Pursuant to the terms of this agreement, we loaned Mr. King $1.2 million for the purchase of a principal residence. This note was secured by Mr. King’s residence and was interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the note and agreed to pay the taxes incurred as a result of such extinguishment on Mr. King’s behalf, a total of $2,068,966. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Mr. King by $2,068,966. In connection with Mr. King’s employment, we also agreed to pay Mr. King a monthly housing supplement, net of taxes, during his employment with us of $5,000 for the first year after his move to the Bay Area, $4,000 for the second year, $3,000 for the third year, $2,000 for the fourth year and $1,000 for the fifth year. Mr. King began to receive his monthly housing supplement in August 2003 and will receive such payments until August 2008. From August 2003 through December 2005, we did not compute the tax withholdings correctly on Mr. King’s monthly housing supplement, resulting in an underpayment of taxes on behalf of Mr. King by us. In 2007, we paid Mr. King an additional $58,688 in monthly housing supplements to correct for the underpayment.

In 2004, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we entered into a loan agreement with James V. Cassella, Ph.D., our Senior Vice President, Research and Development. Pursuant to this agreement, we loaned Dr. Cassella $500,000 for the purchase of a principal

(     * The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

residence. This loan was secured by Dr. Cassella’s residence and was interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the note and agreed to pay the taxes incurred as a result of such extinguishment on Dr. Cassella’s behalf, a total of $862,069. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Dr. Cassella by $862,069. In connection with Dr. Cassella’s employment, we agreed to pay Dr. Cassella a monthly housing supplement, net of taxes, during his employment with us of $4,000 for the first year after his move to the Bay Area, $3,000 for the second year, $2,000 for the third year and $1,000 for the fourth year. Dr. Cassella began to receive his monthly housing supplement in January 2005. In December 2007, we revised Dr. Cassella’s monthly housing supplement payment, net of taxes, to $4,000 for the first year of the amended term beginning January 1, 2008, $3,000 for the second year, and $2,000 for the third year.

In 2004, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we entered into three loan agreements with Jeffrey S. Williams, our Senior Vice President, Corporate and Business Development. Pursuant to the first loan agreement, we loaned Mr. Williams $500,000 as a temporary housing loan to facilitate the closing of the purchase of his home. Mr. Williams repaid the temporary housing loan in December 2004. In two subsequent loan agreements, we loaned Mr. Williams a total of $600,000 for the purchase of a principal residence. The purchase loans were secured by Mr. Williams’ residence and were interest free. In December 2005, immediately prior to the filing of the registration statement for our initial public offering, we extinguished the loans and agreed to pay the taxes incurred as a result of such extinguishment on Mr. Williams’ behalf, a total of $1,034,473. In March 2006, in return for the loan extinguishment and the payment of associated taxes, we increased the aggregate exercise price of options to purchase common stock held by Mr. Williams by $1,034,473. In connection with Mr. Williams’ employment, we agreed to pay Mr. Williams a monthly housing supplement, net of taxes, during his employment with us of $4,000 for the first year after his move to the Bay Area, $3,000 for the second year, $2,000 for the third year and $1,000 for the fourth year. Mr. Williams received his monthly housing supplement for the period beginning in April 2004 and ending November 2007. We ceased to pay Mr. Williams’ monthly housing supplement after November 2007 in connection with his termination of employment.

In 2007, in connection with his commencement of employment and relocation to the San Francisco Bay Area, we agreed to reimburse Anthony Tebbutt, our Senior Vice President, Corporate Strategy and Business Development, for certain expenses related to his relocation to the Bay Area in the amount of $139,104 and to provide and to pay a monthly housing supplement, net of taxes, during his employment with us of $4,000 for three years after his move to the Bay Area. Mr. Tebbutt began to receive his monthly housing supplement in October 2007.

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Restated Certificate of Incorporation and Bylaws.

Policies and Procedures for Review of Related Party Transactions

In 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $25,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit and Ethics Committee (or, where Audit and Ethics Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers and directors. In considering related-person transactions, the Audit and Ethics Committee takes into account the relevant available facts and circumstances including, but not limited to(a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit and Ethics Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the us and our stockholders, as the Audit and Ethics Committee determines in the good faith exercise of its discretion.

COMPARISON OF 22 MONTH TOTAL RETURN1

The graph below matches our cumulative 22-month total stockholder return on common stock with the cumulative total returns of the NASDAQ Composite index and the NASDAQ Biotechnology index. The graph tracks the performance of a $100 investment in our common stock and in each of the indexes (with the reinvestment of all dividends) from March 8, 2006 to December 31, 2007.

COMPARISON OF 22 MONTH CUMULATIVE TOTAL RETURN*
Among Alexza pharmaceuticals, Inc. The NASDAQ composite index
And The NASDAQ Biotechnology Index

*$100 invested on 3/8/06 in stock or 2/28/06 in index-including reinvestment of dividends.
Fiscal year ending December 31.

	3/06	3/06	4/06	5/06	6/06	7/06	8/06	9/06	10/06	11/06	12/06
Alexza Pharmaceuticals, Inc.	100.00	114.57	105.76	95.89	86.13	86.02	82.26	94.48	95.53	98.24	133.84
NASDAQ Composite	100.00	103.05	102.64	96.17	95.89	92.57	96.88	100.01	104.86	107.90	107.55
NASDAQ Biotechnology	100.00	98.10	92.72	89.22	88.08	88.78	89.74	91.31	96.51	95.67	93.34

	1/07	2/07	3/07	4/07	5/07	6/07	7/07	8/07	9/07	10/07	11/07	12/07
Alexza Pharmaceuticals, Inc.	113.40	117.74	151.12	126.79	113.75	97.18	103.17	96.47	101.76	95.65	102.94	95.06
NASDAQ Composite	109.52	107.38	107.88	111.96	115.66	115.60	113.09	114.98	120.44	127.21	118.17	117.51
NASDAQ Biotechnology	95.88	92.83	90.57	98.11	96.72	93.73	92.16	93.95	99.38	103.81	100.66	94.94

The stock price performance included in this graph is not necessarily indicative of future stock price performance.

1 The information included under the heading “Comparison of 22 Month Total Return” in this proxy statement shall not be deemed to be “soliciting material” or subject to Regulation 14A or 14C, shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8 is December 26, 2008. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations including a requirement that the Company receive notice of any proposal or nomination at least 120 days before the first anniversary of the 2008 Annual Meeting of Stockholders. The Company’s Bylaws may be obtained by writing to our Corporate Secretary at 2091 Stierlin Court, Mountain View, CA 94043.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Alexza stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or the Company. We will promptly deliver a separate copy of the proxy statement and annual report at no charge to any stockholder who sends a written request to Alexza Pharmaceuticals, Inc., Attention Corporate Secretary, 2091 Stierlin Court, Mountain View, CA 94043 or calls the Corporate Secretary at (650) 944-7000, and requests a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

August J. Moretti
Secretary

April 25, 2008

The Company’s 2007 Annual Report on Form 10-K is available without charge upon request. Any such request should be addressed to the Corporate Secretary, Alexza Pharmaceuticals, Inc., 2091 Stierlin Court, Mountain View, CA 94043. The request must include a representation by the stockholder that as of April 2, 2008, the stockholder was entitled to vote at the Annual Meeting.

Appendix A

Alexza Pharmaceuticals, Inc.

2005 Equity Incentive Plan

1. General.

(a) Eligible Stock Award Recipients.  The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b) Available Stock Awards.  The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards, and (vii) Other Stock Awards.

(c) Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 10(a).

(d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(c).

(g) “Common Stock” means the common stock of the Company.

(h) “Company” means Alexza Pharmaceuticals, Inc., a Delaware corporation.

(i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of

Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.

(k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of a majority of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(o) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 13, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date in question, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date in question, then the Fair Market Value shall be the closing sales price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “IPO Date” means the date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced for the initial public offering.

(v) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(w) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(z) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(aa)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(bb)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(f).

(cc)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(dd)“Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes; (xxviii) customer satisfaction; (xxix) total stockholder return; (xxx) stockholders’ equity; and (xxxi) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(hh) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ii) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award.

(jj) “Performance Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(e).

(kk) “Plan” means this Alexza Pharmaceuticals, Inc. 2005 Equity Incentive Plan.

(ll) “Prior Plans” means the Company’s 2001 Equity Incentive Plan and 2002 Equity Incentive Plan in effect immediately prior to the effective date of the Plan as set forth in Section 13.

(mm) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).

(pp) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award, Performance Stock Award, or any Other Stock Award.

(rr) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(b).

(tt) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).

(vv) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).

(xx) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

3.  Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine the provisions of each Stock Award to the extent not specified in the Plan.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Stock Awards; (2) when and how each Stock Award shall be granted; (3) what type or combination of types of Stock Award shall be granted; (4) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan; (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (a) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (b) a Stock Purchase Award, (c) a Stock Bonus Award, (d) a Stock Appreciation Right, (e) a Stock Unit Award, (f) an Other Stock Award, (g) cash, and/or (h) other valuable consideration (as determined by the Board, in its sole discretion); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(vi) To amend the Plan or a Stock Award as provided in Section 11.

(vii) To terminate or suspend the Plan as provided in Section 12.

(viii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or appropriate to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

(ix) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the sole discretion of the Board, the Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer.  The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(s)(ii) above.

(e) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

4.  Shares Subject to the Plan.

(a)  Share Reserve.  Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, five million five hundred ninety-one thousand four hundred thirty (5,591,430) shares of Common Stock; provided, however, that such share reserve shall be increased from time to time by the number of shares of Common Stock that (i) are issuable pursuant to stock awards outstanding under the Company’s Prior Plans as of the effective date of the Plan (as set forth in Section 13), and (ii) but for the amendment and restatement of the Prior Plans as of the effective date of this Plan, would otherwise have reverted to the share reserves of the Prior Plans. In addition, the number of shares of Common Stock available for issuance under the Plan shall automatically increase on January 1st of each year commencing in 2007 and ending on (and including) January 1, 2015, in an amount equal to the lesser of (i) two percent (2.0%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year, or (ii) one million (1,000,000) shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(b) Reversion of Shares to the Share Reserve.  If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, or if any shares of Common Stock are cancelled in accordance with the cancellation and regrant provisions of Section 3(b)(v), then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered to the Participant shall remain available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall remain available for issuance under the Plan. Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 10(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be two million nine hundred ninety-two thousand two hundred eighty-seven (2,992,287) shares of Common Stock plus the amount of any increase in the number of shares that may be available for issuance pursuant to Stock Awards pursuant to Section 4(a).

(c) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

5.  Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 10(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than five hundred thousand (500,000) shares of Common Stock during any calendar year.

(d) Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

6.  Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term.  The Board shall determine the term of an Option; provided, however, that subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b) Exercise Price of an Incentive Stock Option.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(c) Exercise Price of a Nonstatutory Stock Option.  The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d) Consideration.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:

(i) by cash or check;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds; provided, however, that such program is not in violation of the prohibition on the extension of credit to the Company’s executive officers and Directors under Section 402 of the Sarbanes-Oxley Act of 2002, in the opinion of counsel acceptable to the Company;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(e) Transferability of Options.  The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(iii) Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(f) Vesting Generally.  The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(g) Termination of Continuous Service.  In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h) Extension of Termination Date.  An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability or upon a Change in Control) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i) Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k) Early Exercise.  The Option may include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company shall not be required to exercise its repurchase option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

7.  Provisions of Stock Awards other than Options.

(a) Stock Purchase Awards.  Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical; provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Purchase Price.  At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.

(ii) Consideration.  At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (i) in cash or by check at the time of purchase, (ii) at the discretion of the Board, according to a deferred payment or other similar arrangement with the Participant, (iii) by past or future services rendered to the Company or an Affiliate, or (iv) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(iii) Vesting.  Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

(iv) Termination of Participant’s Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (i) the Fair Market Value on the relevant date, or (ii) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid a charge to earnings for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.

(v) Transferability.  Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as

Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.

(b) Stock Bonus Awards.  Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. At the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical, provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Stock Bonus Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  Shares of Common Stock awarded under the Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

(iv) Transferability.  Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.

(c) Stock Unit Awards.  Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical, provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting.  At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.  A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.

(iv) Additional Restrictions.  At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award after the vesting of such Stock Unit Award.

(v) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(d) Stock Appreciation Rights.  Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Strike Price and Calculation of Appreciation.  Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) an amount (the strike price) that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(ii) Vesting.  At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(iii) Exercise.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(iv) Payment.  The appreciation distribution in respect to a Stock Appreciation Right may be paid by the delivery of shares of Common Stock, in cash, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(v) Termination of Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(e) Performance Stock Awards.  A Performance Stock Award is any Stock Award that may be granted, may vest, or may be exercised based upon service conditions, upon the attainment during a Performance Period of certain Performance Goals, or both. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Board in its sole discretion. The maximum benefit to be received by any individual in any calendar year attributable to Performance Stock Awards shall not exceed the value of five hundred thousand (500,000) shares of Common Stock.

(f) Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

8.  Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

9.  Miscellaneous.

(a) Use of Proceeds.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(e) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting); or (iii) by such other method as may be set forth in the Stock Award Agreement.

(g) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

10.  Adjustments upon Changes in Common Stock; Corporate Transactions.

(a) Capitalization Adjustments.  If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 13 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 4(a), (iii) the class(es) and number of securities subject to each outstanding stock award under the Prior Plans that are added from time to time to the share reserve under the Plan pursuant to Section 4(a), (iv) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(b), (v) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 7(e), and (vi) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

(b) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:

(i) Stock Awards May Be Assumed.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).

(ii) Stock Awards Held by Current Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction). No vested Stock Unit Award shall terminate pursuant to this Section 10(c)(ii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction.

(iii) Stock Awards Held by Former Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction. No vested Stock Unit Award shall terminate pursuant to this Section 10(c)(iii) without being settled by delivery of shares of Common Stock, their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Board, prior to the effective time of the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (ii) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

11.  Amendment of the Plan and Stock Awards.

(a) Amendment of Plan.  Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10(a) relating to Capitalization

Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law.

(b) Stockholder Approval.  The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.

(c) Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e) Amendment of Stock Awards.  The Board, at any time and from time to time, may amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

12.  Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the amended and restated Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

13.  Effective Date of Plan.

The 2001 Equity Incentive Plan was effective as of July 20, 2001 and the 2002 Equity Incentive Plan was effective as of May 30, 2002, and the Prior Plans shall continue in their amended and restated form as the 2005 Equity Incentive Plan, with such amendment and restatement effective as of the IPO Date, but no Stock Award shall be exercised (or, in the case of a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award shall be granted) with respect to shares exceeding the number of shares reserved for issuance under the Prior Plans prior to the effective date of such amendment and restatement unless and until the Plan, as amended and restated, has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the amended and restated Plan is adopted by the Board. Stock Awards outstanding prior to the effective date of the amendment and restatement set forth on the first page shall be governed in full by the provisions of the Prior Plan as in effect prior to such amendment and restatement.

14.  Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.		FOR all nominees listed (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all nominees listed below.
PROPOSAL 1:	To elect eight directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected as described in the accompanying proxy statement.	☐	☐

NOMINEES:	01 Thomas B. King, 02 Hal V. Barron, M.D., FACC, 03 Samuel D. Colella, 04 Alan D. Frazier,	05 Deepika R. Pakianathan, Ph.D., 06 J. Leighton Read, M.D., 07 Gordon Ringold, Ph.D., and 08 Isaac Stein

To withhold authority to vote for any nominee(s), write such nominee(s)’ name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

		FOR	AGAINST	ABSTAIN
PROPOSAL 2:	To approve an amendment to the Company’s 2005 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance by 1,500,000 shares.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

		FOR	AGAINST	ABSTAIN
PROPOSAL 3:
To ratify the selection by the Audit and Ethics Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2008.
		☐	☐	☐

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title . If signer is a partnership, please sign in partnership name by authorized person. Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/alxa		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the Internet at www.alexza.com

ALEXZA PHARMACEUTICALS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 27, 2008
      The undersigned hereby appoints Thomas B. King and August J. Moretti, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Alexza Pharmaceuticals, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices, 2023 Stierlin Court, Mountain View, California 94043 on Tuesday, May 27, 2008 at 11:00 a.m. local time and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
      UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your Alexza Pharmaceuticals, Inc. account online.
Access your Alexza Pharmaceuticals, Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for Alexza Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your stockholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
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